Exhibit 2.1

ARRANGEMENT AGREEMENT

AMONG

RESOURCE EQUITY LTD.,

GEOVIC LTD.,

GEOVIC FINANCE CORP.

AND

WILLIAM A. BUCKOVIC

SEPTEMBER 20, 2006

Page
ARTICLE	1	INTERPRETATION	1

1.1	Definitions	1

1.2	Interpretation Not Affected by Headings, etc	10

1.3	Rules of Construction	10

1.4	Date For Any Action	10

1.5	Schedules	10

ARTICLE	2	THE SCHEME OF ARRANGEMENT	11

2.1	Implementation Steps by Resource	11

2.2	Implementation Steps by Geovic	12

2.3	Implementation Steps by Finco	13

2.4	Implementation Steps by Buckovic	14

2.5	Interim Orders	14

2.6	Scheme of Arrangement	14

2.7	Geovic and Finco Joint Circular and Resource Filing Statement	15

2.8	Securities Compliance	15

2.9	Preparation of Filings	15

2.10	Solicitation of Proxies	16

2.11	Tax Treatment	17

2.12	Affiliates	17

ARTICLE	3	REPRESENTATIONS AND WARRANTIES OF RESOURCE	17

3.1	Organization and Standing	17

3.2	Capitalization	18

3.3	Authority and No Conflicts	19

(continued)

Page
3.4	Consents; Approvals	20

3.5	No Defaults	21

3.6	Absence of Certain Changes or Events	21

3.7	Reports; Financial Statements	21

3.8	Litigation	22

3.9	Environmental	22

3.10	Tax Matters	22

3.11	Compliance with Laws; Permits	23

3.12	Brokerage and Finders’ Fees	24

3.13	Books and Records	24

ARTICLE	4	REPRESENTATIONS AND WARRANTIES OF GEOVIC	24

4.1	Organization and Standing	24

4.2	Capitalization	25

4.3	Authority and No Conflicts	26

4.4	Consents; Approvals	27

4.5	No Defaults	28

4.6	Absence of Certain Changes or Events	28

4.7	Employment Matters	28

4.8	Financial Statements	30

4.9	Contracts	30

4.10	Litigation	31

4.11	Environmental	31

4.12	Tax Matters	31

4.13	Compliance with Laws; Permits	32

4.14	Restrictions on Business Activities	33

(continued)

Page
4.15	Insurance	33

4.16	The Project	33

4.17	Brokerage and Finders’ Fees	34

4.18	Books and Records	34

ARTICLE	5	REPRESENTATIONS AND WARRANTIES OF FINCO	34

5.1	Organization and Standing	34

5.2	Capitalization	35

5.3	Authority and No Conflicts	35

5.4	Consents; Approvals	37

5.5	No Defaults	37

5.6	No Business	37

5.7	Litigation	38

5.8	Compliance with Laws	38

5.9	Brokerage and Finders’ Fees	38

ARTICLE	6	REPRESENTATIONS AND WARRANTIES OF BUCKOVIC	38

6.1	Ownership of Geocam	38

ARTICLE	7	COVENANTS AND AGREEMENTS	39

7.1	Consultation	39

7.2	Geovic’s Covenants	39

7.3	Resource’s Covenants	44

7.4	Finco’s Covenants	46

7.5	Covenants of Each Party	49

7.6	Access to Information	49

(continued)

Page
7.7	Indemnification	50

7.8	Exclusivity	51

7.9	Employee Benefits and Related Matters	51

7.10	Pooling Arrangements	51

7.11	Closing Matters	52

7.12	Privacy Matters	53

7.13	Subsequent Financing	54

7.14	Affiliates	54

ARTICLE	8	CONDITIONS	55

8.1	Mutual Conditions	55

8.2	Additional Conditions to the Obligations of Geovic, Finco and Buckovic	56

8.3	Additional Conditions to the Obligations of Resource	57

8.4	Additional Conditions to the Obligations of Geovic	58

ARTICLE	9	AMENDMENT AND TERMINATION	58

9.1	Amendment	58

9.2	Termination	59

9.3	Effect of Termination	60

ARTICLE	10	GENERAL	60

10.1	Investigation	60

10.3	Assignment	62

10.4	Binding Effect	62

10.5	Third-Party Beneficiaries	62

10.6	Waiver and Modification	62

10.7	No Personal Liability	62

10.8	Further Assurances	62

v

(continued)

		Page
10.9	Expenses	63

10.10	Public Announcements	63

10.11	Governing Laws; Consent to Jurisdiction	63

10.12	Remedies	63

10.13	Time of Essence	63

10.14	Entire Agreement	64

10.15	Severability	64

10.16	Counterparts	65

SCHEDULE A NKAMOUNA PROJECT, CAMEROON MINE PERMIT BOUNDARY

SCHEDULE B FORM OF AFFILIATE’S LETTER

SCHEDULE C FORM OF SCHEME OF ARRANGEMENT

ARRANGEMENT AGREEMENT

     THIS ARRANGEMENT AGREEMENT dated as of September 20, 2006, is entered into by and among Resource Equity Ltd., a corporation existing under the laws of the Province of Ontario (“Resource”), Geovic Ltd., a corporation existing under the laws of the Cayman Islands (“Geovic”), Geovic Finance Corp., a corporation existing under the laws of the Cayman Islands (“Finco”) and William A. Buckovic, of 2153 Castlewood Court, Grand Junction, CO, U.S.A. 81503 (“Buckovic”).

R E C I T A L S

A.      Geovic Cameroon Plc (“Geocam”) controls 100% of a mining permit known as the Nkamouna Cobalt Project in Cameroon and the Mada Project in Southeastern Cameroon (together, the “Project”) as more particularly described in Schedule A attached hereof.

B.      Geovic holds 55.5% of the outstanding shares of Geocam and Buckovic holds 5% of the outstanding shares of Geocam.

C.      The shareholders of Geovic and the shareholders of Finco will exchange their shares of Geovic and Finco respectively for shares in Resource so that Resource will own all of the issued and outstanding shares of Geovic and Finco.

D.      Buckovic will exchange 4.5% of the shares of Geocam for shares of Resource.

E.      Geovic has entered into an option to purchase 0.5% of the shares of Geocam from Buckovic.

F.      These transactions will be effective by way of a Scheme of Arrangement under the provisions of the Companies Law (as herein defined) and are subject to the terms and conditions contained herein.

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1     Definitions

     In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“1933 Act” means the United States Securities Act of 1933, as amended;

“Affected Employees” has the meaning ascribed thereto in Section 7.9;

“affiliate” has the meaning ascribed thereto in the BCSA, unless otherwise expressly stated herein;

“Affiliate’s Letter” means a letter, to be substantially in the form and content of Schedule B annexed hereto;

“Agreement” means this Agreement, including the Schedules hereto;

“Applicable Privacy Laws” means any and all applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law (including the Personal Information Protection Act (British Columbia));

“BCSA” means the Securities Act (British Columbia) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Benefits Plan” means employee benefit, welfare, supplemental employment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock option or purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices applicable to present or former employees, officers, directors or independent contractors of a person which are currently maintained or participated in by a person and each loan to an officer or director of a person

“Buckovic” has the meaning ascribed thereto in the Preamble;

“Business Day” means any day on which commercial banks are generally open for business in Grand Junction, Colorado, Vancouver, British Columbia and George Town, Grand Cayman other than a Saturday, a Sunday or other day observed as a holiday in Grand Junction, Colorado, in Vancouver, British Columbia or in George Town, Grand Cayman;

“Canadian Securities Administrators” means the securities regulatory authorities in British Columbia, Alberta and Ontario;

“Circular” means the notices of the Court Meetings and the accompanying joint management information circular, including all schedules and exhibits thereto, to be sent by Geovic and Finco to the Geovic and Finco securityholders in connection with the Court Meetings, subject to the Interim Orders;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Companies Law” means the Companies Law (2004 Revision) of the Cayman Islands, as now in effect and as it may be amended from time to time prior to the Effective Date;

“constating documents” means, with respect to any person, the certificate and articles of incorporation, notice of articles, articles of organization, by-laws, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person;

“Contaminant” means any pollutants, explosives, dangerous goods and substances, underground or above ground storage tanks, deleterious substances, special waste, liquid waste, industrial waste, hauled liquid waste or waste of any other kind, toxic substances, hazardous wastes, hazardous materials, hazardous substances or contaminants or any other substance the storage, manufacture, disposal, handling, treatment, generation, use, transport or Release into the environment of which is prohibited, controlled or regulated under any Environmental Law;

“Court” means the Grand Court of the Cayman Islands;

“Court Meetings” means the Geovic Shareholder Meeting, the Geovic Optionholder Meeting, the Geovic Warrantholder Meeting, the Finco Meeting and/or the Finco Warrantholder Meeting convened by the Court pursuant to the Interim Orders for the purpose of considering and, if thought fit, approving with or without modifications, the Scheme of Arrangement;

“Date of this Agreement” means September 20, 2006;

“Effective Date” has the meaning ascribed thereto in the Scheme of Arrangement;

“Effective Time” has the meaning ascribed thereto in the Scheme of Arrangement;

“Environment” means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms

“Environmental Activity” means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil (land surface or subsurface strata), surface water or groundwater;

“Environmental Law” means any and all Laws in effect on the date of this Agreement relating to pollution or the environment or any Environmental Activity;

“Environmental Permits” means, collectively, all permits, licences, certificates, variances, remediation orders and authorizations of or any registration with, any Government Entity pursuant to any Environmental Law;

“Filing Statement” means the filing statement of Resource prepared in accordance with the prescribed form of the TSXV and filed on SEDAR;

“Final Order” means the final order of the Court sanctioning the Scheme of Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Finco” has the meaning ascribed thereto in the Preamble;

“Finco Arrangement Resolution” means the resolution of the Finco Common Shareholders, approving the Scheme of Arrangement to be considered at the Finco Meeting;

“Finco Common Shareholder” means a holder of Finco Common Shares;

“Finco Common Shares” means the issued and outstanding ordinary shares of a par value of $0.0001 each in the capital of Finco;

“Finco Financing Warrants” means warrants to purchase Finco Common Shares, which may or may not be issued by Finco in connection with the Subscription Receipt Financing, in such number and at such price as the Boards of Directors of Finco and Geovic may determine;

“Finco Meeting” means the meeting of Finco Common Shareholders to be held on the date specified in the Interim Orders at 10:00 a.m. (Cayman Islands time) at 1st Floor, 27 Hospital Road, P.O. Box 1793, Grand Cayman, Cayman Islands KY1 1109, as convened by the Interim Orders of the Court, and all adjournments thereof;

“Finco Performance Warrants” means both (i) the 2,999,000 warrants to purchase Finco Common Shares which are exercisable at any time for a period of three years from the closing of the Subscription Receipt Financing or the Subsequent Financing, as the case may be, at a purchase price per Finco Common Share equal to the greater of $2.25 per share or 85% of the offering price of the applicable financing, and (ii) the 1,000 warrants to purchase Finco Common Shares which are exercisable at any time for a period of three years from the Effective Date at a purchase price per Finco Common Share equal to $2.25 per share, issued in conjunction with the warrants referred to at (i);

“Finco Preferred Shareholder” means a holder of Finco Preferred Shares;

“Finco Preferred Shares” means the issued and outstanding redeemable preferred shares of a par value of $0.0001 each in the capital of Finco;

“Finco Warrantholder” means a holder of Finco Performance Warrants and a holder of Finco Financing Warrants;

“Finco Warrantholder Arrangement Resolution” means the resolution of the Finco Warrantholders, approving the Scheme of Arrangement to be considered at the Finco Warrantholder Meeting;

“Finco Warrantholder Meeting” means the meeting of Finco Warrantholders to be held on the date specified in the Interim Orders at 10:30 a.m. (Cayman Islands time) at 1st Floor, 27 Hospital Road, P.O. Box 1793, Grand Cayman, Cayman Islands KY1 1109, as convened by the Interim Orders of the Court, and all adjournments thereof;

“Finco Warrants” means the Finco Performance Warrants and the Finco Financing Warrants;

“Geocam” has the meaning ascribed thereto in the Preamble;

“Geovic” has the meaning ascribed thereto in the Preamble;

“Geovic Disclosure Letter” means that certain letter of disclosure dated as of the date of this Agreement and signed by an authorized officer of Geovic and delivered by Geovic to the other parties on or prior to the date of this Agreement;

“Geovic Financial Statements” has the meaning ascribed thereto in Section 4.8;

“Geovic Mining Corp.” means the name of Resource effective as at the Effective Time;

“Geovic Optionholder” means a holder of Geovic Options;

“Geovic Optionholder Arrangement Resolution” means the resolution of the Geovic Optionholders, approving the Scheme of Arrangement to be considered at the Geovic Optionholder Meeting;

“Geovic Optionholder Meeting” means the meeting of Geovic Optionholders as convened by the Interim Orders of the Court, to be held on the date specified in the Interim Orders at 3:30 p.m. (Mountain Standard Time) at 743 Horizon Suite 300A, Grand Junction, Colorado, 81506, U.S.A., and all adjournments thereof;

“Geovic Options” means outstanding options to subscribe for Geovic Shares as issued under the Geovic Stock Option Plan;

“Geovic Permits” has the meaning ascribed thereto in Section 4.13(b);

“Geovic Shareholder” means a holder of Geovic Shares;

“Geovic Shareholder Arrangement Resolution” means the resolution of the Geovic Sharholders, approving the Scheme of Arrangement to be considered at the Geovic Shareholder Meeting;

“Geovic Shareholder Meeting” means the meeting of shareholders of Geovic as convened by the Interim Orders, to be held on the date specified in the Interim Orders at 3:00 p.m. (Mountain Standard Time) at 743 Horizon Court, Suite 300A, Grand Junction, Colorado, 81506, U.S.A., and all adjournments thereof;

“Geovic Shares” means the issued and outstanding shares of stock in the capital of Geovic; “Geovic Stock Option Plan” means Geovic’s stock option plan dated as of November 23, 2001 providing for the issuance of stock options to key employees (including officers whether or not they are also directors), consultants and service providers of Geovic (as may be selected by the board from time to time);

“Geovic Warrantholder” means a holder of Geovic Warrants;

“Geovic Warrantholder Arrangement Resolution” means the special resolution of the Geovic Warrantholders, approving the Scheme of Arrangement to be considered at the Geovic Warrantholder Meeting;

“Geovic Warrantholder Meeting” means the meeting of Geovic Warrantholders as convened by the Interim Orders, to be held on the date specified in the Interim Orders at 4:00 p.m. (Mountain Standard Time) at 743 Horizon Court, Suite 300A, Grand Junction, Colorado, 81506, U.S.A., and all adjournments thereof;

“Geovic Warrants” means warrants to purchase 158,604 Geovic Shares at an exercise price of $3.50 per share, expiring on three years from their respective dates of issuance;

“Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing;

“Interim Orders” means the interim orders of the Court, as the same may be amended, in respect of the Scheme of Arrangement, as contemplated by Sections 2.2 and 2.3 providing for, among other things, the convening and holding of the Court Meetings;

“knowledge” means, (i) with respect to any of Resource, Geovic or Finco, the knowledge of any officer of such party after reasonable inquiry; provided that reasonable inquiry shall not require the inquiry of any third party (other than the respective representatives, directors, officers, employees, agents and advisors of such party and its Subsidiaries) and (ii) with respect to Buckovic, the knowledge of Buckovic after reasonable inquiry;

“Laws” means all statutes, regulations, statutory rules, policies, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the TSXV), and the term “applicable” with respect to such Law and in the context that refers to one or more persons, means that such Law applies to such person or persons or its or their business, undertaking, property or securities and emanates from a Governmental Entity, statutory body or regulatory authority having jurisdiction over the person or persons or its or their business, undertaking, property or securities;

“Lien” means any mortgage, hypothec, claim, lien, pledge, assignment for security, security interest, lease, option, right of third parties or other charge or encumbrance, including the lien or retained title of a conditional vendor, and any easement, servitude, right of way or other encumbrance on title to real or immovable property or personal or movable property;

“Material Adverse Effect” means, in respect of Resource, Geovic or Finco, any change (including a decision to implement a change made by the directors or senior management of Resource, Geovic or Finco, as the case may be, or any of its respective Subsidiaries), effect, event or occurrence which has, or is reasonably expected to have, a material adverse effect on the business, affairs, properties, assets, liabilities, capitalization, operations, results of operations, prospects or condition (financial or otherwise) of Resource, Geovic or Finco, as the case may be, and its respective Subsidiaries taken as a whole, other than any change, effect, event or occurrence relating to: (a) the global economy or securities markets in general; (b) the price of cobalt expressed in U.S. dollars; (c) the rate at which Canadian dollars or United States dollars can be changed for any foreign currency; (d) the cobalt mining industry in general and not specifically relating to or affecting Geovic; and (e) any change in the trading price of the securities of Resource immediately following and reasonably attributable to the disclosure of the Scheme of Arrangement;

“Mining Convention” means the mining convention dated July 31, 2002 between The Republic of Cameroon and Geocam;

“Mining Permit” means mineral permit covering a total surface of 1,631 square kilometres issued by the Ministry of Mines, Water, and Power of the Republic of Cameroon to Geocam;

“Misrepresentation” has the meaning given to such term in the BCSA;

“OBCA” means the Business Corporations Act (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Date;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Personal Information” means information about an individual transferred to by one party to the other parties, as a condition of the Scheme of Arrangement, but does not include an individual’s name, position name or title, business telephone number, business address, business email or business fax number;

“Pre-Effective Date Period” shall mean the period from and including the date of this Agreement to and including the Effective Time on the Effective Date;

“Project” has the meaning ascribed thereto in the Preamble;

“Proposed Geovic Memorandum and Articles” means the proposed constating documents of Geovic, substantially in the form attached at Schedule C to the Circular, to be proposed for adoption at an extraordinary general meeting of the Geovic Shareholders;

“Public Disclosure Documents” means, with respect to Resource, all publicly available forms, reports, schedules, statements (including financial statements and the notes thereto and any auditors’ report thereon) and other documents filed by Resource with the applicable Canadian Securities Administrators and any applicable stock exchange;

“Release” means discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, migrate, pour, emit, empty, throw, dump, place or exhaust, and when used as a noun has a similar meaning;

“Representatives” has the meaning ascribed thereto in Section 7.6(a);

“Resource” has the meaning ascribed thereto in the Preamble;

“Resource Common Shares” means the issued and outstanding common shares without nominal or par value in the capital of Resource;

“Resource Disclosure Letter” means that certain letter of disclosure dated as of the date of this Agreement and signed by an authorized officer of Resource and delivered by Resource to the other parties on or prior to the date of this Agreement;

“Resource Documents” has the meaning ascribed thereto in Section 3.7;

“Resource Meeting” means the special meeting of Resource Shareholders, including any adjournment, adjournments, postponement or postponements thereof, called to consider the Resource Resolutions;

“Resource New Preferred Shares” means, following the continuance of Resource to the State of Delaware, the shares of preferred stock of Resource, par value of $0.0001 per share, which shares are proposed to include the following characteristics:

(i)	they will be exchanged into Resource Post-Consolidation Common Shares upon completion of the Subscription Receipt Financing and Subsequent Financing, as applicable;

(ii)	they will not be entitled to vote at meetings of holders of Resource Post-Consolidation Common Shares; and

(iii)	they will not be entitled to receive dividends.

“Resource Post-Consolidation Common Shares” means the common shares of Resource, par value of $0.0001 per share, issued and outstanding immediately after consolidation on the basis of 1 post-consolidation common share for each 2.344 Resource Common Share;

“Resource Preferred Shares” means the issued and outstanding preferred shares without nominal or par value in the capital of Resource;

“Resource Resolutions” means collectively, the resolutions of Resource Shareholders approving the transfer of all of Resource’s non-cash assets to its wholly-owned subsidiary, Ironbark Capital Corporation, the reduction of stated capital and return of capital to Resource Shareholders, the continuance of Resource to the State of Delaware, the consolidation of Resource Common Shares on the basis of one Resource Post-Consolidation Common Share for every 2.344 issued and outstanding Resource Common Share, the name change to “Geovic Mining Corp.”, electing a new board of directors and approving the establishment of a new stock option plan;

“Resource Shareholder” means a holder of Resource Common Shares;

“Scheme of Arrangement” means the proposed scheme of arrangement involving Resource, Geovic, Geovic Shareholders, Geovic Optionholders, Geovic Warrantholders, Finco, Finco Common Shareholders, Finco Preferred Shareholders, Finco Warrantholders, holders of Compensation Options and Buckovic effected under Section 86 of the Companies Law in or substantially in the form attached hereto as Schedule C;

“Subscription Receipt Financing” means the offering by Finco of up to 18,181,818 subscription receipts, or such other number as the Boards of Directors of Finco and Geovic may determine, at an estimated price of Cdn$2.75 per subscription receipt, or at such other price as the Boards of Directors of Finco and Geovic may determine to be the fair market value per subscription receipt, for aggregate gross proceeds of up to Cdn$50,000,000. Immediately prior to the Effective Date, each subscription receipt is exercisable, without the payment of any further consideration, into such number of Finco Common Shares and Finco Financing Warrants as the Boards of Directors of Finco and Geovic may determine;

“Subsequent Financing” means the equity financing of Resource to be completed within 18 months from the Effective Date, as set forth in Section 7.13 hereof;

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment;

“Tax” and“Taxes” means, with respect to any person, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, pension plan premiums for government administered pension plans, excise, severance, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

“Tax Returns” includes all returns, reports, declarations, designations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed with any Governmental Entity in respect of Taxes;

“Technical Report” means together, the report entitled NI 43-101 Technical Report, Nkamouna Cobalt Project, Cameroon dated May 19, 2006 and the report entitled NI 43-101 Technical Report, Mada Project, Southeastern Cameroon dated August 8, 2006, both prepared by Pincock Allen & Holt for Geovic;

“Termination Date” means December 31, 2006; and

“TSXV” means the TSX Venture Exchange.

1.2   Interpretation Not Affected by Headings, etc.

     The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof.

1.3   Rules of Construction

     Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

1.4    Date For Any Action

     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.5   Schedules

     The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

Schedule A —Cameroon Mine Permit Boundary Schedule B — Form of Affiliate’s Letter Schedule C — Form of Scheme of Arrangement

ARTICLE 2
THE SCHEME OF ARRANGEMENT

2.1    Implementation Steps by Resource

     Resource covenants in favour of the Geovic, Finco and Buckovic that Resource shall:

(a)

lawfully convene and hold the Resource Meeting for the purpose of considering the Resource Resolutions (and for no other purpose unless agreed to by Geovic, Finco and Buckovic) as soon as reasonably practicable, and in any event, on or before September 29, 2006, and thereafter forthwith complete each of the corporate procedures approved at the Resource Meeting, and necessary to effect the Scheme of Arrangement, including the transfer of its non-cash assets to Ironbark Capital Corporation, the reduction of stated capital and return of capital to Resource Shareholders, the continuance to the State of Delaware and the consolidation of share capital;

(b)	cooperate with, assist and consent to Geovic and Finco seeking the Interim Orders and the Final Order;

(c)

prior to the Effective Time, Resource shall do all things necessary to allow the issuance and first resale of the Resource Post-Consolidation Common Shares issuable pursuant to the Scheme of Arrangement, without the filing of any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Canadian Securities Administrators under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any Governmental Entity administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a “control person” for purposes of Canadian federal, provincial or territorial securities Laws);

(d)

prior to the Effective Time obtain all United States state securities or “blue sky” authorizations necessary to issue the Resource Post-Consolidation Common Shares issuable pursuant to the Scheme of Arrangement;

(e)

as soon as reasonably practicable, prepare the Filing Statement in accordance with the requirements of the TSXV, and obtain the written consent of Resource Shareholders holding a majority of the Resource Common Shares, to the transactions contemplated by the Scheme of Agreement;

(f)

prior to the Effective Time cause the Resource Post-Consolidation Common Shares issuable pursuant to the Scheme of Arrangement to be approved for listing on the TSXV, subject to official notice of issuance; and

(g)	undertake to the Court that it will be bound by the terms of the Scheme of Arrangement.

2.2   Implementation Steps by Geovic

     Geovic covenants in favour of Resource, Finco and Buckovic that Geovic shall:

(a)	as soon as reasonably practicable, apply with Finco under Section 86 of the Companies Law for the Interim Orders, and thereafter proceed with and diligently seek the Interim Orders;

(b)

subject to the terms of the Interim Orders (if granted), lawfully convene and hold each of the Geovic Shareholder Meeting, the Geovic Optionholder Meeting and the Geovic Warrantholder Meeting for the purpose of considering the Geovic Shareholder Arrangement Resolution, the Geovic Optionholder Arrangement Resolution and the Geovic Warrantholder Arrangement Resolution as soon as reasonably practicable;

(c)

subject to obtaining the approvals as are required by the Companies Law, as soon as practicable after each of the Geovic Shareholder Meeting, the Geovic Optionholder Meeting and the Geovic Warrantholder Meeting, proceed with and diligently pursue the application to the Court for the Final Order approving the Scheme of Arrangement;

(d)

subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, as soon as reasonably practicable, take all steps and actions, including without limitation making all necessary filings with Governmental Entities to give effect to the Scheme of Arrangement prior to the Termination Date;

(e)	instruct counsel acting for it to bring the applications referred to in Sections 2.2(a) and (c) in co-operation with counsel to the other parties;

(f)

permit the other parties and their respective counsel to review and comment upon drafts of all material to be filed by Geovic with the Court in connection with the Scheme of Arrangement, including the Circular and any supplement or amendment contemplated by Section 2.9(c), and provide counsel to the other parties on a timely basis with copies of any notice of appearance and evidence served on Geovic or its counsel in respect of the application for the Interim Orders and the Final Order or any appeal therefrom and of any notice (written or oral) received by Geovic indicating any intention to oppose the granting of the Interim Orders or the Final Order or to appeal the Interim Orders or the Final Order; and

(g)

not file any material with the Court in connection with the Scheme of Arrangement or serve any such material, and not agree to modify or amend materials so filed or served except as contemplated hereby or with the other parties’ prior written consent, such consent not be unreasonably withheld or delayed; and

(h)

cause to be held, at or around the time of the Court Meetings, an extraordinary general meeting of Geovic Shareholders to consider, and if thought fit, approve the adoption of the Proposed Geovic Memorandum and Articles.

2.3   Implementation Steps by Finco

     Finco covenants in favour of Resource, Geovic and Buckovic that Finco shall:

(a)

as soon as reasonably practicable, apply with Geovic under Section 86 of the Companies Law for an order approving the Scheme of Arrangement and for the Interim Orders, and thereafter proceed with and diligently seek the Interim Orders;

(b)

subject to the terms of the Interim Orders (if granted), lawfully convene and hold the Finco Meeting and the Finco Warrantholder Meeting for the purpose of considering the Finco Arrangement Resolution and the Finco Warrantholder Arrangement Resolution as soon as reasonably practicable;

(c)

subject to obtaining the approvals as are required by the Interim Orders, as soon as practicable after the Finco Meeting and the Finco Warrantholder Meeting, proceed with and diligently pursue the application to the Court for the Final Order approving the Scheme of Arrangement;

(d)

subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, as soon as reasonably practicable, take all steps and actions, including without limitation making all necessary filings with Governmental Entities to give effect to the Scheme of Arrangement prior to the Termination Date;

(e)	instruct counsel acting for it to bring the applications referred to in Sections 2.3(a) and (c) in co-operation with counsel to the other parties;

(f)

permit the other parties and their respective counsel to review and comment upon drafts of all material to be filed by Finco with the Court in connection with the Scheme of Arrangement, including the Circular and any supplement or amendment contemplated by Section 2.9(c), and provide counsel to the other parties on a timely basis with copies of any notice of appearance and evidence served on Finco or its counsel in respect of the application for the Interim Orders and the Final Order or any appeal therefrom and of any notice (written or oral) received by Finco indicating any intention to oppose the granting of the Interim Orders or the Final Order or to appeal the Interim Orders or the Final Order;

(g)

not file any material with the Court in connection with the Scheme of Arrangement or serve any such material, and not agree to modify or amend materials so filed or served except as contemplated hereby or with the other parties’ prior written consent, such consent not be unreasonably withheld or delayed; and

(h)

cause the Finco Preferred Shareholders and holders of compensation options issued in connection with the Subscription Receipt Financing to undertake to the Court that they will be bound by the terms of the Scheme of Arrangement.

2.4   Implementation Steps by Buckovic

     Buckovic covenants in favour of Geovic and Finco that he:

(a)	shall cooperate with, assist and consent to Geovic and Finco seeking the Interim Orders and the Final Order;

(b)	shall not vote (and shall procure that any corporate vehicles which he owns or controls shall not vote) at either of the Geovic Shareholder Meeting or the Geovic Optionholder Meeting; and

(c)	shall undertake to the Court that he will be bound by the terms of the Scheme of Arrangement.

2.5   Interim Orders

     The notice of motion for the application referred to in Section 2.2(a) and Section 2.3(a) shall request that the Interim Orders provide, among other things:

(a)	for the classes of persons to whom notice is to be provided in respect of the Scheme of Arrangement and the Court Meetings and for the manner in which such notice is to be provided;

(b)

for the method of delivering the Circular (including the notices of the Court Meetings) and proxy forms to the Geovic Shareholders, Geovic Warrantholders, Geovic Optionholders, Finco Common Shareholders and Finco Warrantholders;

(c)	for the required notice periods for the Court Meetings;

(d)	for the identity of the Chairman of each of the Court Meetings; and

(e)	for the date of the Court hearing at which the Final Order is to be sought.

2.6 Scheme of Arrangement

     The parties to this Agreement will implement the Scheme of Arrangement in accordance with the provisions of this Agreement including Schedule C of this Agreement, and will undertake to the Court to be bound by the terms of the Scheme of Arrangement.

     From and after the Effective Time, the Scheme of Arrangement will have all of the effects provided by applicable Laws, including the Companies Law. The closing of the transactions contemplated hereby will take place at the offices of Blake, Cassels & Graydon LLP, Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia at 9:00 a.m. (Vancouver time) on the Effective Date, or such other time as may be agreed by all the parties.

2.7   Geovic and Finco Joint Circular and Resource Filing Statement

     As promptly as reasonably practicable Geovic and Finco shall prepare the Circular together with any other documents required by the Companies Law or other applicable Laws in connection with the Court Meetings, and Geovic and Finco shall give Resource and Buckovic timely opportunity to review and comment on all such documentation and all such documentation shall be reasonably satisfactory to Resource and Buckovic before it is filed or distributed to Geovic Shareholders, Geovic Optionholders, Geovic Warrantholders, Finco Common Shareholders and Finco Warrantholders incorporating therein all reasonable comments made by Resource and Buckovic and their respective counsel. As promptly as practicable after obtaining the Interim Orders, each of Geovic and Finco shall cause the Circular and other documentation required in connection with the Court Meetings to be sent to each of the Geovic Shareholders, Geovic Optionholders, Geovic Warrantholders Finco Common Shareholders and Finco Warrantholders and filed as required by the Interim Orders and applicable Laws.

     As promptly as reasonably practicable, Resource shall prepare and file the Filing Statement together with any other document required by the TSXV or other applicable Laws in connection with the approval by the Resource Shareholders of the transactions contemplated by this Agreement, and Resource shall give Geovic, Finco and Buckovic timely opportunity to review and comment on all such documentation and all such documentation shall be reasonably satisfactory to Geovic, Finco and Buckovic before it is filed or distributed to Resource Shareholders incorporating therein all reasonable comments made by Geovic, Finco and Buckovic and their respective counsel.

2.8    Securities Compliance

     Each of the parties shall take all steps as may be required to cause the Resource Post-Consolidation Common Shares to be issued pursuant to the Scheme of Arrangement to be issued without qualification with, or approval of, or the filing of any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from any Canadian, United States or Cayman Islands Governmental Entity.

2.9 Preparation of Filings

(a)	Each of the parties shall cooperate in:

(i)

the preparation of any application for the orders and the preparation of any required registration statements and any other documents reasonably deemed by Resource, Geovic or Finco to be necessary to discharge their respective obligations under Canadian, United States and Cayman Islands federal, provincial, territorial or state securities Laws in connection with the Scheme of Arrangement and the other transactions contemplated hereby;

(ii)

the taking of all such action as may be required under any applicable Canadian, United States or Cayman Islands federal, provincial, territorial or state securities Laws (including “blue sky laws”) in connection with the issuance of the Resource Post-Consolidation Common Shares in connection with the Scheme of Arrangement; provided, however, that with respect to the United States “blue sky” and Canadian provincial qualifications neither Resource nor Geovic shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the issuance of the Resource Post-Consolidation Common Shares; and

(iii)	the taking of all such action as may be required under the Companies Act in connection with the transactions contemplated by this Agreement and the Scheme of Arrangement.

(b)

Each of Resource, Geovic and Finco shall promptly furnish to the other parties all information concerning it and its affiliates and securityholders as may be required for the effectuation of the actions described in Sections 2.7 and 2.8 and the foregoing provisions of this Section 2.9, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders and optionholders, as applicable) in connection with such actions or otherwise in connection with the consummation of the Scheme of Arrangement and the other transactions contemplated by this Agreement will contain any Misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or in which it is to be used.

(c)

Each of Resource, Geovic and Finco shall promptly notify the other parties if at any time before or after the Effective Time it becomes aware that the Circular, the Filing Statement or any application for an order hereunder contains any Misrepresentation or any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular, the Filing Statement or such application or registration statement. In any such event, Resource, Geovic and Finco shall cooperate in the preparation of any required supplement or amendment to the Circular, the Filing Statement or such other document, as the case may be, and, if required by applicable Law or the Court, shall cause the same to be distributed to the applicable securityholders of Resource, Geovic or Finco, as the case may be, or filed with the applicable securities regulatory authorities.

2.10    Solicitation of Proxies

     Each of the parties agrees that Geovic or Finco may at any time, directly or through a soliciting dealer, actively solicit proxies in favour of the Geovic Shareholder Arrangement Resolution, the Geovic Optionholder Arrangement Resolution, the Geovic Warrantholder Arrangement Resolution, the Finco Arrangement Resolution or the Finco Warrantholder Arrangement Resolution, as the case may be.

2.11    TaxTreatment

     The parties hereto intend for U.S. federal income tax purposes that the transfer of property to Resource pursuant to the arrangement shall be treated as a tax-free transfer pursuant to Section 351 of the Code and the acquisition of Geovic by Resource indirectly shall be treated as a tax-free reorganization pursuant to Section 368(a) of the Code.

2.12   Affiliates

     Notwithstanding anything to the contrary herein, no Resource Post-Consolidation Common Shares shall be delivered to a person who may be deemed an “affiliate” of Resource, Geovic or Finco in accordance with Section 7.14 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Resource, Geovic and Finco an executed copy of the Affiliate’s Letter contemplated in Section 7.14 hereof.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF RESOURCE

     As an inducement to the other parties to enter into this Agreement, Resource hereby represents and warrants to the other parties as follows in each case except as set forth in the Resource Disclosure Letter (each of which exceptions shall specifically identify the relevant section hereof to which it relates):

3.1   Organization and Standing

(a)

Resource has been duly incorporated and is validly existing and is in good standing under the Laws of the Province of Ontario, with full corporate or legal power and authority to own, lease and operate its properties and assets and to conduct its businesses as currently owned and conducted. Resource is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties and assets requires it to so qualify.

(b)	Resource has heretofore made available to the other parties complete and correct copies of its constating documents as in effect on the date of this Agreement.

(c)

Except as set out in Section 3.1(c) of the Resource Disclosure Letter, Resource does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person. As described in the information circular relating to the Resource Meeting, Resource intends to transfer all such interests to Ironbark Capital Corporation, a wholly owned subsidiary, and distribute the shares of the subsidiary to the Resource Shareholders prior to the Effective Date.

(d)

Resource is a reporting issuer in good standing under the securities laws of the Provinces of British Columbia, Alberta and Ontario and no material change relating to Resource has occurred with respect to which the requisite material change report has not been filed and no disclosure of any material change has been made on a confidential basis.

(e)

Resource is up to date with respect to its continuous disclosure filings with the Canadian Securities Administrators and the Public Disclosure Documents are in all material respects accurate and contains no misrepresentation, and omits no facts, the omission of which makes any of the Public Disclosure Documents the, or any particulars therein, misleading or incorrect.

(f)

The Resource Common Shares are listed for trading on the TSXV and Resource has not been notified by the TSXV that it does not meet the requirements to maintain the listing and has not been designated as suspended or the equivalent by the TSXV.

(g)

No order ceasing or suspending trading in the securities of Resource or prohibiting the sale of securities by Resource has been issued and no proceedings for this purpose have been instituted, or to the knowledge of Resource, are pending, contemplated or threatened.

3.2   Capitalization

(a)

The authorized capital of Resource consists of an unlimited number of Resource Common Shares and an unlimited number of Resource Preferred Shares and as of September 1, 2006, 2,344,000 Resource Common Shares and no Resource Preferred Shares are issued and outstanding. As of September 1, 2006, there were outstanding options and warrants permitting the holders thereof to purchase no Resource Common Shares or Resource Preferred Shares in the aggregate.

(b)

All of the Resource Common Shares have been duly authorized and are validly issued and fully paid and non-assessable, were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding upon Resource and were issued in compliance with the Laws of the jurisdiction of its incorporation, all applicable securities Laws and the constating documents of Resource.

(c)

As of the date of this Agreement, there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Resource to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any capital stock of Resource, nor are there outstanding any securities or obligations of Resource or any of its Subsidiaries that are convertible into or exercisable or exchangeable for any capital stock of Resource, and Resource does not have any obligation of any kind to issue any additional securities or to pay for or repurchase any securities. There are not outstanding, as of the date of this Agreement, any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Resource. As of the date of this Agreement there are no outstanding bonds, debentures or other evidences of indebtedness of Resource having the right to vote (or that are exchangeable or convertible for or exercisable into securities having the right to vote) with the Resource Shareholders on any matter. As of the date of this Agreement there are no shareholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which Resource is a party or bound with respect to the voting, disposition or registration of any outstanding securities of Resource.

3.3   Authority and No Conflicts

(a)

Resource has all requisite corporate power and authority to execute and deliver this Agreement and the other documents related to the transactions contemplated hereunder and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby, subject to the approval or consent of Resource Shareholders as set out in this Agreement with respect to the matters contemplated in the Resource Resolutions and the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the other documents related to the transactions contemplated hereunder by Resource and the consummation by Resource of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Resource are necessary to authorize this Agreement and the other documents related to the transactions contemplated hereunder or to consummate the transactions contemplated hereby or thereby, other than, the adoption of the Resource Resolutions and with respect to the completion of the Scheme of Arrangement, the consent of a majority of the Resource Shareholders as are set out in this Agreement.

(b)

Each of this Agreement and the other documents related to the transactions contemplated hereunder has been and will be duly executed and delivered by Resource and constitutes and will constitute a legal, valid and binding obligation of Resource, enforceable against Resource in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

(c)

Except as provided in Section 3.3(c) of the Resource Disclosure Letter, the board of directors of Resource at a meeting duly called and held has unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of Resource and the Resource Shareholders.

(d)

Neither the execution and delivery of this Agreement and all other documents related to the transactions contemplated hereunder by Resource nor the performance by Resource of its obligations hereunder and thereunder and the completion of the transactions contemplated hereby, will:

(i)	conflict with, or violate any provision of, the constating documents of Resource;

(ii)	subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 3.4 being made or obtained, violate or breach any Laws applicable to Resource;

(iii)

subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 3.4 being made or obtained, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Resource is a party or by which Resource or its property is bound or subject; or

(iv)

result in the imposition of any encumbrance, charge or Lien upon or require the sale or give any person the right to acquire any of Resource’s assets or restrict, hinder, impair or limit the ability of Resource to carry on its business as and where they are now being carried on or as contemplated to be carried on as disclosed by Resource to Geovic, Finco and Buckovic;

except in the case of clauses 3.3(d)(ii) through (iv) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Resource or materially impair the ability of Resource to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

3.4   Consents; Approvals

     No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity is required by or with respect to Resource in connection with the execution, performance and delivery of this Agreement or any other documents related to the transactions contemplated hereunder by Resource, the performance of its obligations hereunder or the consummation by Resource of the transactions contemplated hereby other than (a) such registrations and other actions required under federal, state, provincial and territorial securities Laws as are contemplated by this Agreement, (b) the consents or approvals set forth in Section 3.4 of the Resource Disclosure Letter, and (c) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Resource or prevent or materially delay the consummation of any of the transactions contemplated hereby or materially impair the ability of Resource to perform its obligations hereunder.

3.5    No Defaults

     None of Resource or, to the knowledge of Resource, the other party thereto, is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, any term, condition or provision of, or permit the termination of (a) its constating documents, (b) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Resource is a party or by which Resource or any of its property is bound or subject, except, in the case of clause (b), defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on Resource.

3.6    Absence of Certain Changes or Events

     Except as disclosed in Resource’s Public Disclosure Documents filed prior to the date of this Agreement, since April 30, 2006, Resource has conducted its business only in the ordinary course in a manner consistent with past practice and there has been no Material Adverse Effect with respect to Resource or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect on Resource or which materially and adversely affects the ability of Resource to consummate the transactions contemplated hereby or to restrict, hinder, impair or limit the ability of Resource to carry on its business as and where they are now being carried on or as contemplated to be carried on as disclosed by Resource to Geovic, Finco and Buckovic.

3.7   Reports; Financial Statements

(a)

Since April 30, 2006, Resource has timely filed all forms, reports, schedules, statements and other (including exhibits and all other information incorporated therein) documents required to be filed with (i) the Canadian Securities Administrators, (ii) any other applicable federal, state, provincial or territorial securities authority and (iii) any other Governmental Entity, except with respect to clause (iii) of this Section 3.7(a) where the failure to file any such forms, reports, schedules, statements or other documents would not have a Material Adverse Effect on Resource (all such forms, reports, schedules, statements and other documents are collectively referred to as the “Resource Documents”). The Resource Documents, at the time filed (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made and (y) complied in all material respects with the requirements of applicable Laws.

(b)

The consolidated financial statements (including in each case, any related notes thereto) contained in any of Resource’s Public Disclosure Documents (i) have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (subject, in the case of unaudited financial statements, to the absence of notes), (ii) complied in all material respects with the requirements of applicable securities Laws, (iii) are in accordance with the books and records of Resource, (iv) fairly present the consolidated results of operations and the consolidated financial condition of the business of for the periods covered thereby, (v) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of Resource, and (vi) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Resource as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal, recurring audit adjustments none of which will be material, individually or in the aggregate, in amount or effect.

(c)

From April 30, 2006 to the date of this Agreement, there has been no change in Resource’s accounting policies, methods, practices or principles that are material to such financial statements, except as described in the notes thereto with respect to periods ending prior to the date of this Agreement.

3.8   Litigation

     There  are no claims, actions, proceedings or investigations pending against Resource or, to the knowledge of Resource, threatened against Resource before any Governmental Entity (and Resource has no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation) that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Resource, or prevent or materially delay consummation of the transactions contemplated by this Agreement. Neither Resource nor its assets and properties is subject to any outstanding judgment, order, writ, injunction or decree that has had or would be reasonably expected to have a Material Adverse Effect on Resource or that would prevent or materially delay consummation of the transactions contemplated by this Agreement. Resource has not received notice of any fact, condition or circumstance which might reasonably form the basis of any claim against Resource which is not fully covered by insurance (subject to standard deductibles) maintained by it and which could have a Material Adverse Effect on Resource.

3.9   Environmental

     Resource (and its business and operations) is in substantial compliance with all applicable Environmental Laws and Environmental Permits of the Provinces of Ontario and Alberta and in other applicable foreign jurisdictions having environmental regulatory jurisdiction over Resource or its assets except where the non-compliance with such laws or permits or failure to obtain these permits could not reasonably be expected to have a Material Adverse Effect.

3.10 Tax Matters

(a)

Except as set out in Section 3.10(a) of the Resource Disclosure Letter, Resource has timely filed, or caused to be filed, all material Tax Returns required to be filed (all of which returns were correct and complete in all material respects), has timely paid, or caused to be paid, Taxes shown to be due and payable thereon, and has satisfied in full in all respects all material Tax withholding, deposit and remittance requirements imposed on or with respect to Resource, and Resource’s most recently published financial statements contain an adequate provision in accordance with Canadian generally accepted accounting principles for all material amounts of Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns.

(b)

Resource has not received any written notification that any issue involving an amount of Taxes material to Resource has been raised (and is currently pending) by any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns filed or required to be filed, and no waivers of statutes of limitations or objections to any assessments or reassessments involving an amount of Taxes material to Resource have been given, filed or requested with respect to Resource. Resource has not received any notice from any taxing authority to the effect that any Tax Return is being examined, and Resource has no knowledge of any Tax audit or issue that would reasonably be expected to have a Material Adverse Effect on Resource. There are no proposed (but unassessed) additional Taxes applicable to Resource involving an amount of Taxes material to Resource and none has been asserted against Resource. There are no Tax Liens on any assets of Resource except for Taxes not yet due and payable and those which would not be reasonably expected to result in a Material Adverse Effect on Resource. Resource has not received a refund of any Taxes to which it was not entitled.

(c)	The spin-out of assets to Ironbark Capital Corporation has been structured so as to be completed without any tax liability to Resource.

3.11   Compliance with Laws; Permits

(a)

Resource is in compliance, and at all times since April 30, 2006 has complied, with all applicable Laws other than non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on Resource. No investigation or review by any Governmental Entity with respect to Resource is pending or, to the knowledge of Resource, is threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect on Resource.

(b)

Resource is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to lawfully carry on its business as it is now being conducted (collectively, the “Resource Permits”), except where the failure to be in possession of such Resource Permits would not, individually or in the aggregate, have a Material Adverse Effect on Resource, and there is no action, proceeding or investigation pending or, to the knowledge of Resource, threatened regarding any of the Resource Permits which would have a Material Adverse Effect on Resource. Resource is not in conflict with, or in default or violation of any of the Resource Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on Resource.

3.12   Brokerage and Finders’ Fees

     Neither Resource nor any of its shareholders, directors, officers or employees has incurred or will incur on behalf of Resource, any brokerage, finders’ or similar fee in connection with the transactions contemplated hereby.

3.13    Books and Records

     The books, records and accounts of Resource (i) have been maintained in accordance with good business practices and on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Resource and (iii) accurately and fairly reflect the basis for Resource’s financial statements contained in the Public Disclosure Documents. Resource has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles and (B) to maintain accountability for assets.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF GEOVIC

     As an inducement to the other parties to enter into this Agreement, Geovic hereby represents and warrants to the other parties as follows in each case except as set forth in the Geovic Disclosure Letter (each of which exceptions shall specifically identify the relevant section hereof to which it relates):

4.1   Organization and Standing

(a)

Each of Geovic and Geocam has been duly incorporated, organized or formed and is validly existing and, to the extent such concept is legally recognized, in good standing under the Laws of its jurisdiction of continuance, incorporation, organization or formation, as the case may be, with full corporate or legal power and authority to own, lease and operate its properties and assets and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure of a Subsidiary to be so organized, formed or existing or to have such power or authority would not have a Material Adverse Effect on Geovic. Each of Geovic and Geocam is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties and assets requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified would not have a Material Adverse Effect on Geovic. Section 4.1 of the Geovic Disclosure Letter sets forth a correct and complete list of each jurisdiction in which Geovic or Geocam is qualified or licensed to do business.

(b)

Section 4.1 of the Geovic Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each of Geovic’s Subsidiaries, together with (i) the nature of the legal organization of such person, (ii) the jurisdiction of organization or formation of such person, (iii) the name of each person related to Geovic that owns beneficially or of record any equity or similar interest in such person, and (iv) the percentage interest owned by Geovic or any of its Subsidiaries in such person.

(c)

Geovic has heretofore made available to the other parties complete and correct copies of its constating documents as well as the constating documents of Geocam, in each case as in effect on the date of this Agreement.

(d)

Except for its interest in Geocam, Geovic does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.2   Capitalization

(a) (i)

The authorized capital of Geovic consists of an unlimited number of common shares without par value. As of September 1, 2006, 22,424,987 Geovic Shares are issued and outstanding. As of September 1, 2006, there were outstanding Geovic Options permitting the holders thereof to purchase 5,937,143 Geovic Shares in the aggregate. As of September 1, 2006, there were outstanding 317,208 Geovic Warrants permitting the holders thereof to purchase 158,604 Geovic Shares. As of September 1, 2006, Geovic had entered into agreements which give a right to acquire up to an aggregate of 79,500 Geovic Shares.

(ii)	Upon the adoption of the Proposed Geovic Memorandum and Articles, the authorized share capital of Geovic will be $50,000 divided into 50,000,000 shares, each share having a par value of $0.001.

(iii)	The authorized capital of Geocam consists of 10,000,000 CFA divided into 1,000 shares of 10,000 CFA each and as at September 1, 2006 there were 1,000 shares of Geocam issued and outstanding.

(b)

All of the Geovic Shares have been duly authorized and are validly issued and fully paid and non-assessable, were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding upon Geovic and were issued in compliance with the laws of the state of Wyoming, all applicable securities Laws and the constating documents of Geovic. Geovic is the registered holder of 55.5% of the issued and outstanding shares of Geocam, all of which have been duly authorized and are validly issued, fully paid and non-assessable, were not issued in violation of pre-emptive or similar rights and all such shares are owned directly by Geovic, free and clear of all Liens.

(c)

Except as described in Section 4.2(a) above, as of the date of this Agreement, there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Geovic or Geocam to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any capital stock of Geovic or Geocam, nor are there outstanding any securities or obligations of any kind of Geovic or Geocam which are convertible into or exercisable or exchangeable for any capital stock of Geovic, Geocam or any other person and neither Geovic nor Geocam has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities. As of the date of this Agreement there are no outstanding bonds, debentures or other evidences of indebtedness of Geovic or Geocam having the right to vote (or that are exchangeable or convertible for or exercisable into securities having the right to vote) with the Geovic Shareholders on any matter other than as set forth in Section 4.2 of the Geovic Disclosure Letter, as of the date of this Agreement, there are no shareholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which Geovic or Geocam is a party or bound with respect to the voting, disposition or registration of any outstanding securities of Geovic or Geocam.

4.3   Authority and No Conflicts

(a)

Geovic has all requisite corporate power and authority to execute and deliver this Agreement and the other documents related to the transactions contemplated hereunder and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby, subject to the approval of the Geovic Shareholders, the Geovic Optionholders and the Geovic Warrantholders and the Court with respect to the Scheme of Arrangement. The execution and delivery of this Agreement and the other documents related to the transactions contemplated hereunder by Geovic and the consummation by Geovic of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Geovic are necessary to authorize this Agreement and the other documents related to the transactions contemplated hereunder or to consummate the transactions contemplated hereby or thereby, other than, with respect to the completion of the Scheme of Arrangement, the approval of the Geovic Shareholders, the Geovic Optionholders and the Geovic Warrantholders and the Court as provided in this Agreement and the filing of such corporate documents under the Companies Law as are provided for in this Agreement.

(b)

Each of this Agreement and the other documents related to the transactions contemplated hereunder has been or will be duly and validly executed and delivered by Geovic and constitutes or will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

(c)

The board of directors of Geovic at a meeting duly called and held has determined by the unanimous approval of all directors voting that this Agreement and the transactions contemplated hereby are in the best interests of Geovic, and has resolved to recommend that the Geovic Shareholders, the Geovic Optionholders and the Geovic Warrantholders vote for the Geovic Shareholders Arrangement Resolution, the Geovic Optionholders Arrangement Resolution and the Geovic Warrantholders Arrangement Resolution, respectively.

(d)

Neither the execution and delivery of this Agreement and all other documents related to the transactions contemplated hereunder by Geovic nor the performance by it of its obligations hereunder and thereunder and the completion of the transactions contemplated hereby, will:

(i)	conflict with, or violate any provision of, the constating documents of Geovic or Geocam;

(ii)

subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 4.4 being made or obtained, violate or breach any Laws applicable to Geovic or Geocam;

(iii)

subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 4.4 being made or obtained, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Geovic or Geocam is a party or by which Geovic or Geocam or their respective property is bound or subject; or

(iv)

result in the imposition of any encumbrance, charge or Lien upon or require the sale or give any person the right to acquire any of Geovic’s assets or the assets of Geocam, or restrict, hinder, impair or limit the ability of Geovic, or Geocam to carry on their respective businesses as and where they are now being carried on or as contemplated to be carried on as disclosed by Geovic to the other parties except in the case of clauses 4.3(d)(ii) through (iv) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Geovic or materially impair the ability of Geovic to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

4.4   Consents; Approvals

     No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any third party or Governmental Entity is required to be obtained or made by or with respect to Geovic or Geocam in connection with the execution, performance and delivery of this Agreement or any other documents related to the transactions contemplated hereunder by Geovic, the performance of its obligations hereunder or the consummation by Geovic of the transactions contemplated hereby other than (a) any approvals required by the Interim Orders, (b) the Final Order, (c) such registrations and other actions required under federal, state, provincial, and territorial securities Laws as are contemplated by this Agreement, and (d) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Geovic or prevent or materially delay the consummation of any of the transactions contemplated hereby or materially impair Geovic’s ability to perform its obligations hereunder.

4.5    No Defaults

     Other than as set forth in Section 4.5 of the Geovic Disclosure Letter, neither Geovic nor Geocam is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (a) their respective constating documents, (b) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Geovic or Geocam is a party or by which Geovic or Geocam or any of their respective property is bound or subject, except, in the case of clause (b), defaults, violations and terminations which, individually or in the aggregate, would not have a Material Adverse Effect on Geovic.

4.6    Absence of Certain Changes or Events

     Geovic and Geocam have conducted their respective businesses only in the ordinary course in a manner consistent with past practice and there has been no Material Adverse Effect with respect to Geovic or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect on Geovic or which materially and adversely affects the ability of Geovic to consummate the transactions contemplated hereby or to restrict, hinder, impair or limit the ability of Geovic or Geocam to carry on their respective businesses as and where they are now being carried on or as contemplated to be carried on as disclosed by Geovic to the other parties.

4.7   Employment Matters

(a)	Neither Geovic nor Geocam:

(i)

other than as set forth in Section 4.7 of the Geovic Disclosure Letter, is a party to any written or oral policy, agreement, obligation or understanding providing for severance, unemployment compensation, golden parachute, termination payments, bonus or otherwise or an increase in any benefits payable under any Benefit Plans or the acceleration of time or payment or vesting of any such payments to any director or officer or employee of Geovic or Geocam, whether directly or indirectly, upon the execution and delivery of this Agreement, the consummation of the transactions contemplated in this Agreement and compliance by Geovic with the terms of this Agreement; and

(ii)

is a party to any collective bargaining agreement or letter of understanding, letter of intent or other written communication with any bargaining agent, trade union or association which may qualify as a trade union, which would apply to any employees of Geovic or Geocam.

(b)

The Geovic Disclosure Letter sets forth a complete list of the employees of Geovic and Geocam, together with their titles, service dates and material terms of employment, including current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise) or other material compensation paid since the beginning of the current fiscal year or payable to each such employee and the date upon which each such employee was first hired by Geovic or Geocam, as the case may be.

(c)

Geovic and Geocam have been and are being operated in material compliance with all applicable Laws relating to employees including, but not limited to, employment and labour standards, labour risk prevention measures, social security and other contributions, occupational health and safety, employment equity, pay equity, workers’ compensation, equal employment opportunity, human rights and labour relations and there are no current, pending or, to Geovic’s knowledge, threatened claims, litigation or proceedings before any board, tribunal or other Governmental Entity with respect to any of the foregoing.

(d)

Geovic and Geocam have complied, in all material respects, with all of the terms of their respective Benefit Plans, including the provisions of any funding and investment contracts or obligations applicable thereto, arising under or relating to each Benefit Plan, whether written or oral, which are maintained by or binding upon Geovic or Geocam and all Benefit Plans maintained by or binding upon Geovic or Geocam are fully funded and in good standing with such Governmental Entities as may be applicable and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Geovic or Geocam from any such Governmental Entities. No action has been taken, no event has occurred and no condition or circumstance exists that has resulted in, or could reasonably be expected to result in, any Benefit Plan maintained by or binding upon Geovic or Geocam, being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable legislation refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority.

(e)

Neither Geovic nor Geocam is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree which purports to (i) limit the manner or the localities in which all or any material portion of the business of Geovic or Geocam are conducted, (ii) limit any business practice of Geovic or Geocam in any material respect, or (iii) restrict any acquisition or disposition of any property by Geovic or Geocam in any material respect;

4.8   Financial Statements

(a)

The audited consolidated financial statements of Geovic for the year ended December 31, 2005 and the unaudited consolidated financial statements of Geovic for the six-month period ended June 30, 2006 (including, in each case, any related notes thereto) (together, the “Geovic Financial Statements”) (i) have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved, (ii) are in accordance with the books and records of Geovic; (iii) contain and reflect all necessary adjustments for fair presentation of the results of operations and the financial condition of the business of Geovic for the periods covered thereby, (iv) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of Geovic, and (v) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Geovic and Geocam as of the date thereof and for the period covered thereby.

(b)

From June 30, 2006 to the date of this Agreement, there has been no change by Geovic or Geocam in their respective accounting policies, methods, practices or principles that are material to Geovic’s consolidated financial statements, except as described in the notes thereto with respect to periods ending prior to the date of this Agreement.

4.9   Contracts

(a)	True and correct copies of all material contracts and agreements of Geovic and Geocam have been provided to the other parties.

(b)

Geovic is in compliance in all material respects with all terms and provisions of all contracts, agreements, indentures, leases, policies, instruments and licences in connection with the conduct of its business and all such contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms and in full force and effect, and no breach or default by Geovic or event which, with notice or lapse of time or both, could constitute a material breach or material default by Geovic, exists with respect thereto.

(c)

Geocam is in compliance in all material respects with all terms and provisions of the Mining Permit and the Mining Convention and each of the Mining Permit and the Mining Convention is valid and binding in accordance with its terms and in full force and effect, and no breach or default by Geocam or event which, with notice or lapse of time or both, could constitute a material breach or material default by Geocam, exists with respect thereto.

4.10   Litigation

     There are no claims, actions, proceedings or investigations pending against Geovic or Geocam or, to the knowledge of Geovic, threatened against Geovic or Geocam before any Governmental Entity (and Geovic has no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation) that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Geovic, or prevent or materially delay consummation of the transactions contemplated by this Agreement. Neither Geovic nor Geocam, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or would be reasonably expected to have a Material Adverse Effect on Geovic or that would prevent or materially delay consummation of the transactions contemplated by this Agreement.

4.11   Environmental

     Geovic and Geocam (and their respective businesses and operations):

(a)	are in substantial compliance with all applicable Environmental Laws and Environmental Permits in Cameroon; and

(b)

have obtained all Environmental Permits that are required to carry on their respective businesses and operations as currently carried on by Geovic and Geocam and as currently operated by Geovic and Geocam respectively, under all applicable Environmental Laws, except where the non-compliance with such laws or permits or failure to obtain those permits could not reasonably be expected to have a Material Adverse Effect;

4.12    Tax Matters

(a)

Except as set forth in Section 4.12 of the Geovic Disclosure Letter, Geovic and Geocam have timely filed, or caused to be filed, all Tax Returns required to be filed by them with the appropriate Governmental Entity (all of which Tax Returns were correct and complete in all material respects), have timely paid, or caused to be paid to the appropriate Governmental Entity, Taxes shown to be due and payable thereon, and have satisfied in full in all respects all withholding, instalment, deposit and remittance requirements imposed on or with respect to Taxes of Geovic and Geocam.

(b)

The Geovic Financial Statements contain an adequate provision in accordance with Canadian generally accepted accounting principles for all Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. Geovic and Geocam have made adequate provision in accordance with Canadian generally accepted accounting principles in their books and records for any amount of Taxes accruing in respect of any accounting period of Geovic or Geocam ending subsequent to the period covered by the Geovic Financial Statements.

(c)

Neither Geovic nor Geocam has received any written notification that any issue involving an amount of Taxes of Geovic or Geocam has been raised by (and is currently pending with) a Governmental Entity, in connection with any Tax Return filed or required to be filed, and no waivers of statutes of limitations or objections to any assessments or reassessments involving an amount of Taxes of Geovic or Geocam have been given, filed or requested with respect to Geovic or Geocam.

(d)

Geovic and Geocam have received assessments from the appropriate Governmental Entity for all Taxes shown on the Tax Returns in respect of all periods ending prior to December 31, 2005. Neither Geovic nor Geocam has received any notice from any Governmental Entity to the effect that any Tax Return is being examined, and Geovic has no knowledge of any Tax audit or issue for any period ending prior to December 31, 2005. There are no proposals to assess or reassess additional Taxes, nor are there any assessments or reassessments of additional Taxes, of Geovic or Geocam for any period ending prior to December 31, 2005.

(e)

There are no Tax Liens on any assets of Geovic or Geocam except for Taxes not yet due and payable. Neither Geovic nor Geocam has received a refund of any Taxes to which it was not entitled. Neither Geovic nor Geocam is a party to any Tax sharing or other similar agreement or arrangement or any Tax indemnification agreement of any nature with any other person (other than in agreements with Geovic or Geocam) pursuant to which Geovic or Geocam has or could have any material liabilities in respect of Taxes. Geovic has not made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code.

4.13   Compliance with Laws; Permits

(a)

Geovic and Geocam are in compliance with all applicable Laws other than non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on Geovic. No investigation or review by any Governmental Entity with respect to Geovic or Geocam is pending or, to the knowledge of Geovic, is threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect on Geovic.

(b)

Geovic and Geocam are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate the Project as it is now being operated and to lawfully carry on their respective businesses as they are now being conducted (collectively, the “Geovic Permits”), except where the failure to be in possession of such Geovic Permits would not, individually or in the aggregate, have a Material Adverse Effect on Geovic, and there is no action, proceeding or investigation pending or, to the knowledge of Geovic, threatened regarding any of the Geovic Permits which would have a Material Adverse Effect on Geovic. Neither Geovic nor Geocam is in conflict with, or in default or violation of any of the Geovic Permits, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Geovic.

4.14   Restrictions on Business Activities

     There is no agreement, judgment, injunction, order or decree binding upon Geovic or Geocam that has or could be reasonably expected to have the effect of prohibiting, restricting or materially impairing any business practice of Geovic or Geocam, any acquisition of property by Geovic or Geocam or the conduct of business by Geovic or Geocam as currently conducted, other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a Material Adverse Effect on Geovic.

4.15   Insurance

     Geovic and Geocam maintains the insurance set forth in Section 4.15 of the Geovic Disclosure Letter. Geovic has not received notice of any fact, condition or circumstance which might reasonably form the basis of any claim against Geovic or Geocam which is not fully covered by insurance (subject to standard deductibles) maintained by it and which could have a Material Adverse Effect on Geovic.

4.16    The Project

(a)	Geocam has good and marketable title to the Project free and clear of all Liens of any kind whatsoever.

(b)

The interest in the Project is held by Geocam with good and marketable title, is in good standing, is valid and enforceable, is free and clear of any title defect or Liens and except as set forth in Section 4.16 of the Geovic Disclosure Letter no royalty or other payment is payable in respect of the Project and all work required to be performed in connection with the Project as it is now being operated has been performed and there are no restrictions on the ability of Geocam to use, transfer or otherwise exploit any of its rights in the Project and Geovic does not know of any claim or basis for any claim that may adversely affect such rights.

(c)

The Technical Report contains no untrue statement of a material fact as at the date thereof nor does it omit to state a material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made.

(d)

All real and tangible personal property of Geovic and Geocam is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement, except for such property whose failure to be in such condition does not, and could not be reasonably expected to have, a Material Adverse Effect on Geovic.

4.17   Brokerage and Finders’ Fees

     Neither Geovic nor Geocam or any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of Geovic, any brokerage, finders’ or similar fee in connection with the transactions contemplated hereby, except that Geovic has entered into a letter agreement dated May 1, 2006, as amended on August 17, 2006 and as further amended on August 29, 2006 among Geovic, Buckovic and Frank Giustra on behalf of a group of investors (the “FG Group”) whereby certain Resource New Preferred Shares held by the members of the FG Group will be converted into Resource Post-Consolidation Common Shares and certain Resource warrants held by the members of the FG Group will be exercisable into Resource Post-Consolidation Common Shares upon the successful completion of the Subscription Receipt Financing or the Subsequent Financing, as the case may be, and Geovic will issue up to 13,884 Geovic Shares to Gregg J. Sedun (“Sedun”) pursuant to the finder’s fee agreement effective December 1, 2005 between Geovic and Sedun upon the successful completion of the Subscription Receipt Financing.

4.18     Books and Records

     The books, records and accounts of Geovic and Geocam, in all material respects, (i) have been maintained in accordance with good business practices and on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Geovic and Geocam, and (iii) accurately and fairly reflect the basis for the Geovic Financial Statements.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF FINCO

     As an inducement to the other parties to enter into this Agreement, Finco hereby represents and warrants to the other parties as follows:

5.1   Organization and Standing

(a)

Finco has been duly incorporated, organized or formed and is validly existing and, in good standing under the Laws of the Cayman Islands, with full corporate or legal power and authority to own, lease and operate its properties and assets and to conduct its businesses as currently owned and conducted. Finco is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties and assets requires it to so qualify.

(b)	Finco has heretofore made available to the other parties complete and correct copies of its constating documents as in effect on the date of this Agreement.

(c)

Finco does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

5.2   Capitalization

(a)

The authorized capital stock of Finco consists of 50,000,000 Finco Common Shares and 50,000,000 Finco Preferred Shares and as of September 1, 2006, 9,000,000 Finco Common Shares are issued and outstanding and 6,000,000 Finco Preferred Shares are issued and outstanding. As of September 1, 2006, there were outstanding options and warrants permitting the holders thereof to purchase 3,000,000 Finco Common Shares in the aggregate.

(b)

All of the Finco Common Shares and the Finco Preferred Shares have been duly authorized and are validly issued and fully paid and non-assessable, were not issued in violation of pre-emptive or similar rights or any other agreement or understanding binding upon Finco and were issued in compliance with the Laws of the Cayman Islands, all applicable securities Laws and the constating documents of Finco.

(c)

Except as described in Section 5.2(a) above and Finco securities to be issued in connection with the Subscription Receipt Financing, as of the date of this Agreement, there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Finco to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any capital stock of Finco, nor are there outstanding any securities or obligations of Finco that are convertible into or exercisable or exchangeable for any capital stock of Finco and Finco does not have any obligation of any kind to issue any additional securities or to pay for or repurchase any securities. There are not outstanding as of the date of this Agreement any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Finco. As of the date of this Agreement there are no outstanding bonds, debentures or other evidences of indebtedness of Finco having the right to vote (or that are exchangeable or convertible for or exercisable into securities having the right to vote) with the Finco Common Shareholders on any matter. As of the date of this Agreement there are no shareholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which Finco is a party or bound with respect to the voting, disposition or registration of any outstanding securities of Finco.

5.3   Authority and No Conflicts

(a)

Finco has all requisite corporate power and authority to execute and deliver this Agreement and the other documents related to the transactions contemplated hereunder and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby, subject to the approval of the Finco Common Shareholders, the Finco Warrantholders and the Court as provided in this Agreement with respect to the Scheme of Arrangement. The execution and delivery of this Agreement and the other documents related to the transactions contemplated hereunder by Finco and the consummation by Finco of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Finco are necessary to authorize this Agreement and the other documents related to the transactions contemplated hereunder or to consummate the transactions contemplated hereby or thereby, other than, with respect to the completion of the Scheme of Arrangement, the approval of the Finco Common Shareholders, the Finco Warrantholders and the Court and the filing of such corporate documents under the Companies Law as are provided for in this Agreement.

(b)

Each of this Agreement and the other documents related to the transactions contemplated hereunder has been and will be duly executed and delivered by Finco and constitutes and will constitute a legal, valid and binding obligation of Finco, enforceable against Finco in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

(c)

The board of directors of Finco at a meeting duly called and held has unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of Finco, and has resolved to recommend that the Finco Common Shareholders and the Finco Warrantholders vote in favour of the Finco Arrangement Resolution and the Finco Warrantholder Arrangement Resolution, respectively.

(d)

Neither the execution and delivery of this Agreement and all other documents related to the transactions contemplated hereunder by Finco nor the performance by Finco of its obligations hereunder and thereunder and the completion of the transactions contemplated hereby, will:

(i)	conflict with, or violate any provision of, the constating documents of Finco;

(ii)	subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 5.4 being made or obtained, violate or breach any Laws applicable to Finco;

(iii)

subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 5.4 being made or obtained, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Finco is a party or by which Finco or its property is bound or subject; or

(iv)

result in the imposition of any encumbrance, charge or Lien upon or require the sale or give any person the right to acquire any of Finco’s assets or restrict, hinder, impair or limit the ability of Finco to carry on its business as and where it is now being carried on or as contemplated to be carried on as disclosed by Finco to the other parties;

except in the case of clauses 5.3(d)(ii) through (iv) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Finco or materially impair the ability of Finco to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby.

5.4   Consents; Approvals

     No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity is required by or with respect to Finco in connection with the execution, performance and delivery of this Agreement or any other documents related to the transactions contemplated hereunder by Finco, the performance of Finco’s obligations hereunder or the consummation by Finco of the transactions contemplated hereby other than (a) any approvals required by the Interim Orders, (b) the Final Order, (c) such registrations and other actions required under federal, state, provincial and territorial securities Laws as are contemplated by this Agreement and (d) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Finco or prevent or materially delay the consummation of any of the transactions contemplated hereby or materially impair the ability of Finco to perform its obligations hereunder.

5.5    No Defaults

     None of Finco or other party thereto, is in default under or violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, any term, condition or provision of, or permit the termination of (a) their respective constating documents, (b) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which Finco is a party or by which Finco any of its property is bound or subject, except, in the case of clause (b), defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on Finco.

5.6    No Business

     Finco is a newly-incorporated corporation and as at the date of this Agreement, has not carried on any business, been subject to paying any Taxes or prepared any financial statements, except for the financial statements being prepared in connection with the transactions contemplated by this Agreement.

5.7   Litigation

     There are no claims, actions, proceedings or investigations pending against Finco or, to the knowledge of Finco, threatened against Finco before any Governmental Entity (and Finco has no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation) that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Finco, or prevent or materially delay consummation of the transactions contemplated by this Agreement. Neither Finco nor its assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or would be reasonably expected to have a Material Adverse Effect on Finco or that would prevent or materially delay consummation of the transactions contemplated by this Agreement. Finco has not received notice of any fact, condition or circumstance which might reasonably form the basis of any claim against Finco.

5.8    Compliance with Laws

     Finco is in compliance with all applicable Laws other than non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on Finco. No investigation or review by any Governmental Entity with respect to Finco is pending or, to the knowledge of Finco, is threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect on Finco.

5.9    Brokerage and Finders’ Fees

     Neither Finco nor any of its shareholders, directors, officers or employees has incurred or will incur on behalf of Finco, any brokerage, finders’ or similar fee in connection with the transactions contemplated hereby except for commissions payable by Finco in relation to the Subscription Receipt Financing.

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF BUCKOVIC

     Buckovic represents and warrants to the other parties as follows:

6.1   Ownership of Geocam

(a)	he is the registered and beneficial owner of 50 common shares of Geocam, free and clear of any Liens; and

(b)	he has granted Geovic the option to acquire his remaining 5 shares of Geocam until December 31, 2020 in exchange for an aggregate of 69,500 Geovic Shares.

ARTICLE 7
COVENANTS AND AGREEMENTS

7.1    Consultation

     Each of Resource, Geovic and Finco agrees to consult with the others before issuing, and shall provide the other with a reasonable prior opportunity to review and comment on, any press release or public statement with respect to this Agreement or the Scheme of Arrangement and in making any filings with any Governmental Entity, including any filing with any securities administrator or stock exchange with respect thereto. Each of Resource, Geovic and Finco shall use reasonable commercial efforts to provide the other parties with a reasonable opportunity to review and comment on all such press releases and filings prior to the release or submission thereof provided that if it is required by applicable Laws to make a public announcement with respect to this Agreement and/or the Scheme of Arrangement, such party will provide as much prior notice (including the proposed text of the announcement) to the other parties as is reasonably possible. Geovic will consult with Resource and Finco prior to issuing any press release or making any announcement regarding its mineral reserves or resources and, subject to applicable Laws, Geovic agrees that it will not issue any press release or make any announcement regarding its mineral reserves or resources without the prior written consent of Resource and Finco, such consent not to be unreasonably withheld.

7.2    Geovic’s Covenants

     Geovic covenants and agrees with Resource and Finco that, except as contemplated in this Agreement or the Scheme of Arrangement, until the Effective Date or the day upon which this Agreement is terminated pursuant to Article 9, whichever is earlier:

(a)

it shall, and shall cause Geocam to, conduct its and their respective businesses only in, and not take any action other than in, the usual, ordinary and regular course of business and consistent with past practice and in accordance with Applicable Laws and for greater certainty shall not and shall not allow Geocam to, without the prior written consent of Resource and Finco (such consent not to be unreasonably withheld):

(i)	make any commitments in excess of, or enter into any contracts or group of related contracts with a value or aggregate value (as the case may be) in excess of $500,000;

(ii)	make any changes to the senior management or senior personnel of Geovic or Geocam; and

(iii)	undertake or make any decision or action which could be material to the business of Geovic and/or Geocam or which could reasonably be expected to have a Material Adverse Effect;

(b)

it shall not and shall not permit Geocam to, directly or indirectly do or permit to occur any of the following without the prior written consent of Finco and Resource, such consent not to be unreasonably withheld:

(i)	issue, sell, pledge, lease, dispose of, redeem, purchase or encumber or agree to or enter into a commitment to issue, sell, pledge, lease, dispose of, redeem, purchase or cause a Lien to be placed on:

(A)

any shares of Geovic or Geocam, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares, debt securities, derivative securities or other securities of Geovic or Geocam, other than pursuant to the exercise of Geovic Options and the convertible securities set forth in Section 4.2(a), all which are outstanding on the date hereof; or

(B)	any material assets, rights, properties;

(ii)

amend or propose to amend its constating documents (other than to adopt the Proposed Geovic Memorandum and Articles) or those of Geocam or amend or propose to amend any of the terms of the Geovic Options or the convertible securities set forth in Section 4.2(a) as they exist on the date hereof;

(iii)

split, combine or reclassify any of its outstanding shares or the shares of Geocam, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares or the shares of Geocam;

(iv)

redeem, purchase or offer to purchase, or permit Geocam to redeem, purchase or offer to purchase, any shares or other securities of it or Geocam, unless otherwise required by the terms of such securities as in effect on the date hereof;

(v)

reorganize, amalgamate or merge it or Geocam with any other person or enter into an agreement, arrangement or understanding regarding any of the foregoing or solicit, initiate, facilitate, engage in or respond to or encourage any enquiries or proposals with respect to any of the foregoing;

(vi)

acquire or agree to acquire any person (or material interest therein or securities thereof), or acquire or dispose of or agree to acquire or dispose of any assets which in each case are individually or in the aggregate material (including but not limited to mining properties or interests therein), or enter into or commit to enter into any joint venture, earn-in or similar arrangements or agreements or enter into an agreement, arrangement or understanding regarding any of the foregoing or solicit, initiate, facilitate, engage in or respond to or encourage any inquiries or proposals with respect to any of the foregoing or permit Geocam to do any of the foregoing;

(vii)

(A) satisfy or settle any claims or liabilities which individually or in the aggregate are material to Geovic; (B) relinquish or modify any contractual rights which individually or in the aggregate are material to Geovic; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments; or

(viii)

incur, authorize, agree or commit to provide guarantees, incur, authorize or agree or become committed for any indebtedness for borrowed money or issue any amount of debt securities or permit Geocam to do any of the foregoing;

(c)

it shall not, and shall cause Geocam not to, make any material decisions or take any material actions with respect to the development of, or commitments to develop, any mining and mineral project without keeping Resource and Finco fully informed thereof on a timely basis and without having in good faith attempted to achieve a mutual understanding and agreement with Resource and Finco prior to making any such material decision or taking any such material action;

(d)

it shall not, and shall cause Geocam not to enter into or modify any remuneration terms or Benefit Plans, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, severance agreements, deferred or other compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any of its or Geocam’s directors, officers, employees, consultants, contractors or agents;

(e)	it shall not, and shall cause Geocam not to, enter into, amend or modify any employment or consulting agreements or arrangements with any of their respective officers or directors;

(f)

it shall use its reasonable commercial efforts, and shall cause Geocam to use its reasonable commercial efforts, to cause its current insurance policies and those of Geocam, including directors’ and officers’ insurance or reinsurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums or premiums consistent with then current industry premium experience are in full force and effect;

(g)	it shall:

(i)

use its reasonable commercial efforts, and cause Geocam to use its reasonable commercial efforts, to preserve intact its business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain existing relationships with suppliers, consultants, joint venture participants, partners, professional advisors, agents, distributors, customers, Governmental Entities and others having business relationships with it and Geocam;

(ii)

not take any action, or permit Geocam to take any action, that would or reasonably may be expected to render (A) any representation or warranty made by it in this Agreement that is qualified as to materiality untrue or (B) any of such representations and warranties that are not so qualified untrue in any material respect; and

(iii)

promptly notify Resource and Finco of (A) any Material Adverse Effect, or any change, circumstance, occurrence, event, effect or state of facts which could reasonably be expected to result in a Material Adverse Effect or impede the completion of the Scheme of Arrangement, (B) any Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) which are material, (C) any breach by it of any provision of this Agreement (including any breach by it of a representation or warranty), and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of it contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate in any material respect;

(h)

it shall not, and shall cause Geocam not to, settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Scheme of Arrangement prior to the Effective Date;

(i)

it shall not, and shall not permit Geocam to, take any action, or permit any action to be taken on its behalf, and it shall, and shall cause Geocam to, refrain from taking any action which, in either case, if taken, could be inconsistent with this Agreement or which could interfere with or be inconsistent with or could reasonably be expected to significantly impede the completion of the Scheme of Arrangement or any of the transactions contemplated hereby;

(j)

to the extent it has knowledge thereof, it shall, in all material respects, conduct itself so as to keep Resource and Finco fully informed as to the material decisions or actions made or required to be made with respect to the operation of its business and that of Geocam;

(k)

it shall not make any change to existing accounting practices, except as the regular, independent auditors of Geovic advise in writing are required by applicable Laws, Canadian generally accepted accounting principles, or write up, down or off the book value of any assets in an amount that in the aggregate would be material to Geovic, except where required for compliance with applicable Laws or Canadian generally accepted accounting principles;

(l)	it shall not, and it shall cause Geocam not to, make any material Tax election or settle or compromise any material Tax liability;

(m)

it shall not, and shall cause Geocam not to, resolve that it or Geocam be wound up, appoint or permit the appointment of a liquidator, receiver or trustee in bankruptcy for it or Geocam or in respect of their respective assets or properties, or permit the making of an order by a court for the winding-up or dissolution of it or Geocam;

(n)

it shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause Geocam to, perform all obligations required to be performed by it or Geocam under this Agreement, cooperate with Resource and Finco in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing:

(i)	satisfy or cause to be satisfied as soon as reasonably practicable all conditions precedent that are set forth in Article 8 hereof;

(ii)	together with Finco, apply for and use reasonable best efforts to obtain the Interim Orders and the Final Order;

(iii)

carry out the terms of the Interim Orders and Final Order applicable to it and use reasonable best efforts to comply promptly with all requirements which applicable Laws may impose on Geovic with respect to the transactions contemplated hereby and by the Scheme of Arrangement;

(iv)

diligently defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(v)

use reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order relating to Geovic which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(vi)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from Geovic or Geocam in connection with the transactions contemplated hereby;

(vii)

obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts required to be obtained by Geovic or Geocam in order to consummate the transactions contemplated hereby which the failure to obtain would materially and adversely affect the ability of Geovic to consummate the transactions contemplated hereby;

(viii)

solicit from the Geovic Shareholders, the Geovic Optionholders and Geovic Warrantholders proxies in favour of approval of the Geovic Shareholder Arrangement Resolution, the Geovic Optionholder Arrangement Resolution and the Geovic Warrantholder Arrangement Resolution (in a commercially reasonable manner) and use reasonable best efforts to obtain the approval by Geovic Shareholders, the Geovic Optionholders and Geovic Warrantholders of the Geovic Shareholder Arrangement Resolution, the Geovic Optionholder Arrangement Resolution and the Geovic Warrantholder Arrangement Resolution and will, at Resource’s or Finco’s request, retain the services of an investment banker or proxy solicitation firm to solicit proxies in favour of such resolutions and shall fully cooperate with Resource and Finco in connection therewith including providing to Resource and Finco such information as Resource and Finco may request and doing such other things as Resource and Finco may reasonably request in connection therewith;

(ix)

not adjourn, postpone or cancel (or propose adjournment, postponement or cancellation of) any of the Geovic Shareholder Meeting, the Geovic Optionholder Meeting or the Geovic Warrantholder Meeting without the prior written consent of Resource and Finco except as required by Law or, in the case of adjournment, as may be required by Geovic Shareholders, the Geovic Optionholders or Geovic Warrantholders, as the case may be, as expressed by majority resolution;

(o)

the board of directors of Geovic shall recommend to the Geovic Shareholders, the Geovic Optionholders and the Geovic Warrantholders the approval of the Geovic Shareholder Arrangement Resolution, Geovic Optionholder Arrangement Resolution or the Geovic Warrantholder Arrangement Resolution, as the case may be.

7.3    Resource’s Covenants

     Resource covenants and agrees with Geovic and Finco that, except as contemplated in this Agreement or the Scheme of Arrangement or in the information circular of Resource prepared and filed in connection with the Resource Meeting, until the Effective Date or the day upon which this Agreement is terminated pursuant to Article 9, whichever is earlier:

(a)

it shall conduct its business only in, and not take any action other than in, the usual, ordinary and regular course of business and consistent with past practice and in accordance with Applicable Laws and for greater certainty, until the Effective Date, it shall not, without the prior written consent of Geovic and Finco (such consent not to be unreasonably withheld), undertake or make any decision or action which could be material to the business of Resource or which could reasonably be expected to have a Material Adverse Effect on Resource;

(b)

it shall not take any action or permit any action to be taken or refrain from taking any action which would be inconsistent with this Agreement or which could interfere with or be inconsistent with or could reasonably be expected to impede the completion of the Scheme of Arrangement;

(c)	it shall:

(i)

not take any action that would or reasonably may be expected to render (A) any representation or warranty made by it in this Agreement that is qualified as to materiality untrue or (B) any of such representations and warranties that are not so qualified untrue in any material respect; and

(ii)

promptly notify Resource and Geovic of (A) any Material Adverse Effect, or any change, circumstance, occurrence, event, effect or state of facts which could reasonably be expected to result in a Material Adverse Effect or impede the completion of the Scheme of Arrangement, (B) any Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) which are material, (C) any breach by it of any provision of this Agreement (including any breach by it of a representation or warranty), and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of it contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate in any material respect;

(d)

it shall not directly or indirectly without the prior consent of Geovic and Finco (such consent not to be unreasonably withheld) make any amendment to its constating documents which would have a material adverse impact on the ability of Resource to consummate the transactions contemplated hereby or to change its share capital;

(e)	it shall not split, combine, subdivide or reclassify any of its capital stock;

(f)

it shall use its reasonable best efforts to perform all obligations required to be performed by it under this Agreement, cooperate with Geovic and Finco in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing:

(i)	satisfy or cause to be satisfied as soon as reasonably practicable all conditions precedent that are set forth in Article 8 hereof;

(ii)

diligently defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(iii)

use reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order relating to Resource which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(iv)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from Resource in connection with the transactions contemplated hereby;

(v)

reserve or have available a sufficient number of Resource Post-Consolidation Common Shares for issuance upon completion of the Scheme of Arrangement and use reasonable best efforts to cause such Resource Post-Consolidation Common Shares to be approved for listing on the TSXV, subject to official notice of issuance, prior to the Effective Time;

(vi)

obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts required to be obtained by Resource to consummate the transactions contemplated hereby, including obtaining the approval of the Resource Resolutions, which the failure to obtain would materially and adversely affect the ability of Resource to consummate the transactions contemplated hereby;

(vii)

assuming the five nominees named in the management information circular mailed in connection with the Resource Meeting are elected, cause all directors and officers of Resource, other than Gregg Sedun and Wade Nesmith, to resign with effect immediately following the Effective Time and increase the number of directors to six; and

(viii)

consult with Geovic and Finco prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any documents required to be filed by Resource pursuant to applicable laws.

7.4    Finco’s Covenants

     Finco covenants and agrees with Resource and Geovic that, except as contemplated in this Agreement or the Scheme of Arrangement, until the Effective Date or the day upon which this Agreement is terminated pursuant to Article 9, whichever is earlier:

(a)

complete the Subscription Receipt Financing prior to the Effective Date and thereafter maintain not less than the net proceeds of the Subscription Receipt Financing as uncommitted cash subject to the escrow requirements of the Subscription Receipt Financing;

(b)

it shall promptly notify Geovic and Finco of any breach by it of any provision hereof, any Material Adverse Effect on Resource or any change, circumstance, effect, event or occurrence which could reasonably be expected to result in a Material Adverse Effect on Resource or impede the completion of the Scheme of Arrangement;

(c)

it shall not directly or indirectly without the prior consent of Geovic and Finco (such consent not to be unreasonably withheld) make any amendment to its constating documents which would have a material adverse impact on the ability of Resource to consummate the transactions contemplated hereby or to change its share capital;

(d)	it shall not split, combine, subdivide or reclassify any of its capital stock;

(e)

it shall not issue, sell, pledge, lease, dispose of, redeem, purchase or encumber or agree to or enter into a commitment to issue, sell, pledge, lease, dispose of, redeem, purchase or cause a Lien to be placed on any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares, debt securities, derivative securities or other securities of it;

(f)	it shall:

(i)

not take any action that would or reasonably may be expected to render (A) any representation or warranty made by it in this Agreement that is qualified as to materiality untrue or (B) any of such representations and warranties that are not so qualified untrue in any material respect; and

(ii)

promptly notify Resource and Geovic of (A) any Material Adverse Effect, or any change, circumstance, occurrence, event, effect or state of facts which could reasonably be expected to result in a Material Adverse Effect or impede the completion of the Scheme of Arrangement, (B) any Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) which are material, (C) any breach by it of any provision of this Agreement (including any breach by it of a representation or warranty), and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of it contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate in any material respect;

(g)

it shall not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Scheme of Arrangement prior to the Effective Date;

(h)

it shall not take any action, or permit any action to be taken on its behalf, and it shall, and shall cause its Subsidiaries to, refrain from taking any action which, in either case, if taken, could be inconsistent with this Agreement or which could interfere with or be inconsistent with or could reasonably be expected to significantly impede the completion of the Scheme of Arrangement or any of the transactions contemplated hereby;

(i)

to the extent it has knowledge thereof, it shall, in all material respects, conduct itself so as to keep Resource and Geovic fully informed as to the material decisions or actions made or required to be made with respect to the operation of its business;

(j)

it shall not resolve that it be wound up, appoint or permit the appointment of a liquidator, receiver or trustee in bankruptcy for it or in respect of the assets or properties of it, or permit the making of an order by a court for the winding-up or dissolution of it;

(k)

it shall use its reasonable best efforts to perform all obligations required to be performed by it under this Agreement, cooperate with Resource and Geovic in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing:

(i)	satisfy or cause to be satisfied as soon as reasonably practicable all conditions precedent that are set forth in Article 8 hereof;

(ii)	together with Geovic, apply for and use reasonable best efforts to obtain the Interim Orders and the Final Order;

(iii)

carry out the terms of the Interim Orders and Final Order applicable to it and use reasonable best efforts to comply promptly with all requirements which applicable Laws may impose on Finco with respect to the transactions contemplated hereby and by the Scheme of Arrangement;

(iv)

diligently defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(v)

use reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order relating to Finco which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(vi)	effect all necessary registrations, filings and submissions of information required by Governmental Entities from Finco in connection with the transactions contemplated hereby; and

(vii)

obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts required to be obtained by Finco to consummate the transactions contemplated hereby which the failure to obtain would materially and adversely affect the ability of Finco to consummate the transactions contemplated hereby;

(viii)

solicit from the Finco Common Shareholders and Finco Warrantholders proxies in favour of approval of the Finco Arrangement Resolution and the Finco Warrantholder Arrangement Resolution (in a commercially reasonable manner) and use reasonable best efforts to obtain the approval by the Finco Common Shareholders and Finco Warrantholders of the Finco Arrangement Resolution and Finco Warrantholder Arrangement Resolution and will, at Resource’s or Geovic’s request, retain the services of an investment banker or proxy solicitation firm to solicit proxies in favour of such resolutions and shall fully cooperate with Resource and Geovic in connection therewith including providing to Resource and Geovic such information as Resource and Geovic may request and doing such other things as Resource and Geovic may reasonably request in connection therewith;

(ix)

not adjourn, postpone or cancel (or propose adjournment, postponement or cancellation of) either the Finco Meeting or the Finco Warrantholder Meeting without the prior written consent of Resource and Geovic except as referred by Law or, in the case of adjournment, as may be referred by the Finco Common Shareholders or the Finco Warrantholders, as the case may be, as expressed by majority resolution; and

(l)

the board of directors of Finco shall recommend to the Finco Common Shareholders and the Finco Warrantholders the approval of the Finco Arrangement Resolution and the Finco Warrantholder Arrangement Resolution, as the case may be.

7.5   Covenants of Each Party

     Each of Resource, Geovic, Finco and Buckovic covenant to advise the other parties in writing of any:

(a)

event, condition or circumstance that might be reasonably expected to cause any representation or warranty of it contained in this Agreement to be untrue or inaccurate on the Effective Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

(b)	Material Adverse Effect on it or any event, occurrence or development which would reasonably be expected to have a Material Adverse Effect on it; and

(c)	of any material breach by it of any covenants, obligations or agreements contained in this Agreement.

7.6    Access to Information

(a)

Subject to Section 7.6(b) and applicable Laws, upon reasonable notice to any senior officer of Geovic, Geovic shall (and shall cause Geocam and its respective representatives, officers, directors, employees and agents to) afford the officers, employees, and other authorized representatives and advisors (including financial advisors, counsel & accountants) (collectively the “Representatives”) of Resource and Finco access, during normal business hours from the date of this Agreement and until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article 9, to its respective properties, books, contracts and records, as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of Geovic. During such period, Geovic shall (and shall cause Geocam to) furnish promptly to Resource and Finco all information concerning Geovic’s business, properties and personnel as Resource or Finco may reasonably request. Subject to Section 7.6(b) and applicable Laws, Resource shall afford the Representatives of Geovic and Finco access during normal business hours from the date of this Agreement and until the earlier of the Effective Date or the termination of this Agreement, to such of Resource’s management personnel as Geovic or Finco may request, acting reasonably. Subject to Section 7.6(b) and applicable Laws, Finco shall afford the Representatives of Resource and Geovic access during normal business hours from the date of this Agreement and until the earlier of the Effective Date or the termination of this Agreement, to such of Finco’s management personnel as Resource or Geovic may request, acting reasonably.

(b)

Each of the parties acknowledge that certain information received pursuant to Section 7.6(a) will be non-public or proprietary in nature and as such will be deemed to be “Confidential Information” for purposes of this Agreement. If any material is withheld by Geovic or Geocam because of the confidential nature of such material, or otherwise, Geovic or Geocam shall inform Resource and Finco as to the general nature of what is being withheld.

7.7   Indemnification

(a)

Resource agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favour of the directors or officers of Geovic as provided in its constating documents or in written contracts in effect on the date of this Agreement, shall survive the Scheme of Arrangement and shall continue in full force and effect until the earlier of the expiration of the applicable statute of limitations with respect to any claims against directors or officers of Geovic arising out of such acts or omissions and the sixth anniversary of the Effective Date, and Resource hereby assumes, effective upon consummation of the Scheme of Arrangement, all such liability with respect to any matters arising prior to the Effective Time.

(b)

Resource shall use its reasonable efforts to (a) procure prior to the Effective Time prepaid non-cancellable run-off directors’ and officers’ liability insurance providing coverage for six years from the Effective Time with respect to claims arising from or related to facts or events that occurred at or prior to the Effective Time in the same manner as such claims would have been covered if they arose prior to the Effective Time, or (b) cause to be maintained in effect, for not less than six years from the Effective Time, policies of directors’ and officers’ liability insurance that provide coverage and contain terms and conditions for acts and omissions prior to the Effective Time as is provided under or contained in the policies of the directors’ and officers’ liability insurance maintained by companies at a similar stage as Geovic as of the date of this Agreement.

7.8   Exclusivity

     For the term of this Agreement each party agrees with the other parties, and shall cause its Subsidiaries, directors, officers, employees, agents and representatives, (i) not to enter into discussions, accept offers or enter into agreements or a joint venture or transactions similar to the Scheme of Arrangement or involving the Project; (ii) not to furnish to any person who has expressed an interest in acquiring, or entering into a joint venture or other transaction similar to the Scheme of Arrangement or involving the Project with any information regarding the Project; (iii) to continue to treat as ceased and terminated any discussions or negotiations with any parties other than parties to this Agreement with respect to any actual, future or potential sale, joint venture or transaction similar to the Scheme of Arrangement or involving the Project; and (iv) immediately to notify each of the other parties if it receives an unsolicited offer in which case the other parties, or any one of them, shall be entitled to match the terms in the unsolicited offer.

7.9    Employee Benefits and Related Matters

     For benefit plans maintained by Geovic for which service and vesting are a factor, Resource agrees to recognize each Affected Employee’s credited service under a substantially similar plan for such purposes. Resource agrees not to modify any credited service or grant any additional credited service to any Affected Employee. For greater certainty, it is the intent of both Geovic and Resource that a duplication of benefits cannot occur as a result of this Section 7.9. For the purposes of this Section 7.9, “Affected Employees” means individuals who are actively employed by Geovic or Geocam as of the Effective Time, who are not subject to a collective bargaining agreement or any other employment agreement and who remain employed with Geovic or Geocam immediately following the Effective Time.

7.10   Pooling Arrangements

     The parties agree that except for Resource Post-Consolidation Common Shares issued to: (i) existing Resource Shareholders, (ii) former Geovic Shareholders and former Finco Common Shareholders who will receive 40,000 or fewer Resource Post-Consolidation Common Shares (which is estimated to be a total of approximately 3.6 million Resource Post-Consolidation Common Shares); (iii) Finco Common Shareholders who had participated in the Subscription Receipt Financing and (iv) former holders of Finco Financing Warrants, all of the Resource Post-Consolidation Common Shares issued upon the completion of the Scheme of Arrangement and all Resource Post-Consolidation Common Shares issuable upon the conversion or exercise of former Geovic Options, Geovic Warrants, Finco Preferred Shares, Finco Performance Warrants, compensation options issued by Finco in connection with the Subscription Receipt Financing or any other right to acquire Resource Post-Consolidation Common Shares will be subject to a pooling arrangement whereby:

(a)	10% of a holder’s Resource Post-Consolidation Common Shares are releasable upon the completion of the Scheme of Arrangement; and

(b)	15% are releasable every 3 months thereafter,

so that all such shares are released 18 months following the completion of the Scheme of Arrangement.

7.11   Closing Matters

(a)

Each of the parties shall deliver, at the Effective Time, such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably, including but not limited to:

(i)	delivery by Geovic to Resource and Finco of an opinion of Cameroonian counsel regarding title to the Project and ownership of Geocam;

(ii)	delivery of Resource to Geovic and Finco of an opinion of its Canadian tax counsel relating to the distribution of its assets to Ironbark Capital Corporation;

(iii)

delivery of Resource to Geovic and Finco of an opinion of Anfield Sujir Kennedy & Durno relating to the Canadian prospectus and registration exemptions and first trade matters relating to the Scheme of Arrangement;

(iv)	delivery by Resource to Geovic and Finco of an opinion of Shearman & Sterling LLP relating to the U.S. federal and state “blue sky” securities law aspects of the Arrangement; and

(v)	delivery by Resource to Geovic of the Support Agreements.

(b)	Geovic shall assign, at the Effective Time, the following agreements to Resource:

(i)

the executive employment contract dated May 1, 2006 between Geovic and Gary R. Morris providing for a special bonus of options to purchase 10,000 Geovic Shares by Mr. Morris upon the completion and approval of an environmental study and plan on Geocam’s cobalt-nickel mining project prior to February 1, 2007; and

(ii)

the exclusive option agreement dated April 24, 2006 between Geovic and Buckovic whereby Buckovic grants to Geovic the exclusive and irrevocable option to purchase 5 shares with a value of $29,900 per share, representing 0.5% of the issued and outstanding shares of Geocam held by Buckovic, in exchange for the issuance by Geovic of 69,500 Geovic Shares to Buckovic at a deemed purchase price of $2.15 per share.

7.12   Privacy Matters

(a)

Each of the parties acknowledge and agree that certain information provided by one party to the other parties in connection with the transactions contemplated hereunder constitutes Personal Information (the “Disclosed Personal Information”) which is necessary for the purposes of determining if the parties shall proceed with the Scheme of Arrangement, that the disclosure of the Disclosed Personal Information relates solely to the carrying on of the business, or the completion of the Scheme of Arrangement and such Disclosed Personal Information:

(i)	may not be used for any purpose other than those related to the performance of this Agreement;

(ii)

must be kept strictly confidential and each party shall ensure that access to such Personal Information shall be restricted to those Representatives of such party who have a bona fide need access to such information and shall instruct those Representatives to protect the confidentiality of such information in a manner consistent with each party’s obligations hereunder; and

(iii)

upon the expiry or termination of this Agreement, or otherwise upon the request of the party disclosing such Disclosed Personal Information, the other parties shall forthwith cease all use of the Disclosed Personal Information acquired in connection with this Agreement and will return to the disclosing party, or at the disclosing party’s request, destroy in a secure manner the Disclosed Personal Information (and any copies).

(b)

Each party agrees to employ appropriate technology and procedures to prevent accidental loss or corruption of such Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of the Disclosed Personal Information;

(c)

Each of the parties agrees to promptly notify the other parties of all inquiries, complaints, requests for access, and claims of which the party is made aware in connection with the Disclosed Personal Information. The parties shall fully co-operate with one another, with the persons to whom the Disclosed Personal Information relates, and any Governmental Entity charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims; and

(d)	if the Scheme of Arrangement is completed Geovic may disclose additional Personal Information of its employees, customers, directors and officers to Resource and its Representatives on condition that:

(i)	Resource and its Representatives must only use or disclose such Personal Information for the same purposes for which it was collected, used or disclosed by Geovic, and

(ii)	the employees, customers, directors, officers and shareholders whose Personal Information is disclosed are notified that:

(A)	the Scheme of Arrangement has taken place, and

(B)	the personal information about them has been disclosed to Resource and its Representatives.

(e)

Without limiting the foregoing, each of Resource and Geovic agree that their respective disclosure letters and all information contained in them is confidential and may not be disclosed to any other person unless (a) such disclosure is required under applicable Law, unless such Law permits it to refrain from disclosing such information for confidentiality or other reasons or (b) such disclosure is required in order to enforce its rights under this Agreement.

7.13   Subsequent Financing

     Within 18 months from completion of the Scheme of Arrangement, Resource shall conduct an equity financing on the following terms:

(a)	the gross proceeds to Resource will be a minimum of $10 million; and

(b)	the offering price will be the price approved by the Resource board of directors and in any event, will be no less than $2.25 per share.

7.14   Affiliates

     No later than 5 days after the date of this Agreement, each of Resource, Geovic and Finco shall deliver to the other parties a list of names and addresses of those person who were, in their respective reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act) of Resource, Geovic or Finco, as the case may be. Each of Resource, Geovic and Finco shall provide the other parties with such information and documents as such other parties shall reasonably request for purposes of reviewing such list. Each of Resource, Geovic and Finco shall use its reasonable best efforts to deliver or cause to be delivered to the other parties, prior to the Effective Time, an Affiliate’s Letter in the form attached hereto as Schedule B, executed by each of their respective affiliates identified in the foregoing list and any person who shall, to the knowledge of Resource, Geovic or Finco, as the case may be, have become an affiliate subsequent to the delivery of such list.

ARTICLE 8
CONDITIONS

8.1    Mutual Conditions

     The respective obligations of the parties hereto to consummate the Scheme of Arrangement shall be subject to the satisfaction of the following conditions on or before the Effective Date:

(a)

the Scheme of Arrangement shall have been approved by the Geovic Shareholders, the Geovic Optionholders, the Geovic Warrantholders, the Finco Common Shareholders and the Finco Warrantholders at the Court Meetings in the manner required by applicable Laws (including any conditions imposed by the Interim Orders);

(b)	the undertakings set forth in sections 2.1(g), 2.3(h) and 2.4(c) shall have been given;

(c)	the Interim Orders and the Final Order shall each have been obtained from the Court;

(d)

Resource shall have received all United States state securities or “blue sky” authorizations necessary to issue the Resource Post-Consolidation Common Shares to be issued to holders resident in the United States pursuant to the Scheme of Arrangement;

(e)

the issuance by Resource of the Resource Post-Consolidation Common Shares to be issued to persons resident in a province of Canada pursuant to the Scheme of Arrangement shall be exempt from the prospectus and registration requirements of applicable securities Laws;

(f)

no provision of any applicable Laws and no judgment, injunction, order or decree shall be in effect which restrains or enjoins or otherwise prohibits the consummation of the Scheme of Arrangement or the transactions contemplated by this Agreement;

(g)

the Resource Post-Consolidation Common Shares issuable at the Effective Time pursuant to the Scheme of Arrangement shall be issued in a transaction exempt from registration under the 1933 Act pursuant to Section 3(a)(10) of the 1933 Act and such shares shall have been approved for listing on the TSXV, subject to official notice of issuance;

(h)

all other consents, waivers, permits, orders and approvals of any Governmental Entity, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Scheme of Arrangement, the failure to obtain which or the non-expiry of which would constitute a criminal offence, or would, individually or in the aggregate, have a Material Adverse Effect on Resource or Geovic after the Effective Time, shall have been obtained or received; and

(i)

there shall not be any action taken, any Law enacted, entered, enforced or deemed applicable by any Governmental Entity or pending or threatened any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or restrict the acquisition by Resource of any Geovic Shares, Geovic Options, Geovic Warrants, Finco Common Shares, Finco Preferred Shares, Finco Warrants and Buckovic’s 45 shares of Geocam, (ii) challenging or seeking to restrain or prohibit the consummation of the Scheme of Arrangement or seeking to obtain from Geovic, Finco or Resource any damages that are material in relation to Geovic and Geocam taken as a whole, (iii) seeking to prohibit or materially limit the ownership or operation by Resource of any material portion of the business or assets of Geovic, Finco or any of their respective Subsidiaries or to compel Resource to dispose of or hold separate any material portion of the business or assets of Geovic, Finco or any of their respective Subsidiaries, as a result of the Scheme of Arrangement, (iv) seeking to impose limitations on the ability of Resource to acquire or hold, or exercise full rights of ownership of, any Geovic Shares, Geovic Options, Geovic Warrants, Finco Common Shares, Finco Preferred Shares, Finco Warrants or Buckovic’s 45 shares of Geocam including the right to vote any such shares, (v) seeking to prohibit Resource from effectively controlling in any material respect the business or operations of Geovic, Finco and their respective Subsidiaries or (vi) imposing any condition or restriction that would be materially burdensome to the future operations or business of any business unit of Resource or Geovic after the Effective Time.

8.2   Additional Conditions to the Obligations of Geovic, Finco and Buckovic

     The obligations of Geovic, Finco and Buckovic to consummate the Scheme of Arrangement shall be subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of Geovic, Finco and Buckovic and may be waived by any one of them) on or before the Effective Date:

(a)

Resource shall have performed or complied with, in all material respects, each of its obligations, covenants and agreements hereunder to be performed and complied with by it on or before the date the Final Order of the Court is issued;

(b)	Resource shall have completed each of the corporate procedures approved at the Resource Meeting except for the change of name to “Geovic Mining Corp.”;

(c)

each of the representations and warranties of Resource under this Agreement (which for purposes of this clause (b) shall be read as though none of them contained any Material Adverse Effect or other materiality qualification), shall be true and correct in all respects on the date of this Agreement and as of the Effective Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not be reasonably expected to have a Material Adverse Effect on Resource;

(d)

since the date of this Agreement, there shall have been no Material Adverse Effect with respect to Resource or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect on Resource or which would materially and adversely affect the ability of Resource to consummate the transactions contemplated hereby;

(e)

the other parties shall have received a certificate of Resource addressed to the them and dated the Effective Date, signed on behalf of Resource by the Chief Executive Officer and the President of Resource, confirming that the conditions in Sections 8.2(a), (b) and (d) have been satisfied;

(f)

the board of directors of Resource shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Resource to permit the consummation of the Scheme of Arrangement; and

(g)	the consents and approvals set forth in Section 3.4 of the Resource Disclosure Letter shall have been obtained or received.

8.3   Additional Conditions to the Obligations of Resource

     The obligations of Resource to consummate the Scheme of Arrangement shall be subject to satisfaction of the following conditions (each of which is for the exclusive benefit of Resource and may be waived by Resource) on or before the Effective Date:

(a)

Geovic and Finco shall have performed or complied with, in all material respects, each of their obligations, covenants and agreements hereunder to be performed and complied with by them on or before the date the Final Order of the Court is issued;

(b)

each of the representations and warranties of the other parties under this Agreement (which for purposes of this clause (b) shall be read as though none of them contained any Material Adverse Effect or other materiality qualification), shall be true and correct in all respects on the date of this Agreement and as of the Effective Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not be reasonably expected to have a Material Adverse Effect on Resource;

(c)

Resource shall have received a certificate of each of Geovic and Finco addressed to Resource and dated the Effective Date, signed on behalf of Geovic and Finco by their respective Chief Executive Officer and President, confirming that the conditions in Sections 8.3(a) and (b) have been satisfied;

(d)

since the date of this Agreement, there shall have been no Material Adverse Effect with respect to Geovic or Finco or any event, occurrence or development which would be reasonably expected to have a Material Adverse Effect on Geovic or Finco or which would materially and adversely affect the ability of Geovic or Finco to consummate the transactions contemplated hereby;

(e)

the boards of directors of each of Geovic and Finco shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by each of Geovic, Finco and their respective Subsidiaries, to permit the consummation of the Scheme of Arrangement; and

(f)	the consents and approvals set forth in the Geovic Disclosure Letter shall have been obtained.

8.4   Additional Conditions to the Obligations of Geovic

     The obligations of Geovic to consummate the Scheme of Arrangement shall be subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of Geovic and may be waived by Geovic) on or before the Effective Date:

(a)	Geovic shall have received confirmation to its satisfaction that Finco has maintained not less than the net proceeds of the Subscription Receipt Financing as uncommitted cash; and

(b)	Geovic shall have received favourable tax advice from Shearman & Sterling LLP, special U.S. counsel to Geovic, with respect to the United States tax treatment of the Scheme of Arrangement.

ARTICLE 9
AMENDMENT AND TERMINATION

9.1   Amendment

     This Agreement may, at any time and from time to time before or after the holding of the Court Meetings but not later than the Effective Time, be amended by mutual written agreement of the parties hereto and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties, including an extension of the Termination Date;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d)	waive compliance with or modify any conditions precedent herein contained.

9.2   Termination

(a)

If any condition contained in Sections 8.1, 8.2 or 8.4 is not satisfied at or before the Termination Date to the satisfaction of Geovic or Finco, then either Geovic or Finco may, by notice to Resource and the other parties terminate this Agreement and the obligations of the parties hereunder (except as otherwise herein provided) but without detracting from the rights of the parties arising from any breach by Resource but for which the condition would have been satisfied.

(b)

If any condition contained in Sections 8.1 or 8.3 is not satisfied at or before the Termination Date to the satisfaction of Resource, then Resource may by notice to Geovic and Finco terminate this Agreement and the obligations of the parties hereunder (except as otherwise herein provided) but without detracting from the rights of Resource arising from any breach by Geovic or Finco, as the case may be, but for which the condition would have been satisfied.

(c)	This Agreement may:

(i)	be terminated by the mutual agreement of the parties;

(ii)	be terminated by either Geovic or Resource, if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(iii)

be terminated by Geovic if the board of directors of Resource shall have failed to recommend, or withdrawn, modified, qualified or changed in a manner adverse to Geovic, its approval or recommendation of the Scheme of Arrangement or the Resource Resolutions or in any manner which could reasonably be expected to reduce the likelihood of the Resource Resolutions being approved at the Resource Meeting;

(iv)

be terminated by Geovic or Finco if the approval of the Geovic Shareholders, Geovic Optionholders, Geovic Warrantholders, Finco Common Shareholders or Finco Warrantholders shall not have been obtained by reason of the failure to obtain the required vote on the Geovic Shareholder Arrangement Resolution, Geovic Optionholder Arrangement Resolution, Geovic Warrantholder Resolution, Finco Arrangement Resolution or Finco Warrantholder Arrangement Resolution, as the case may be, at the Court Meetings;

(v)

be terminated by Geovic if Resource shall have failed to hold the Resource Meeting on or before September 29, 2006 unless such failure results from: (A) an adjournment of the Resource Meeting for not less than four Business Days; or (B) for reasons beyond the control of Resource so long as Resource is in compliance with the terms and conditions of this Agreement and it has been and continues to be using all reasonable best efforts to hold the Resource Meeting as soon as practicable after September 29, 2006; or

(vi)

be terminated by any of the parties if there is a intentional, wilful or deliberate breach of the covenants in Section 7.8 by any other party or any of its respective Subsidiaries, directors, officers, employees, agents and representatives, in each case, prior to the Termination Date.

(d)	If the Effective Time does not occur on or prior to end of business on the Termination Date, then this Agreement shall terminate.

9.3     Effect of Termination

     If this Agreement is terminated in accordance with the provisions of Section 9.2, no party shall have any further liability to perform its obligations hereunder except for the provisions of this Section 9.3 and Section 7.6(b) and Section 10.9; provided that neither the termination of this Agreement nor anything contained in this Section 9.3 shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants and agreements made herein. If it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to any other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their out-of-pocket costs, including fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, incidental to the negotiation, preparation and execution of this Agreement and related documentation.

ARTICLE 10
GENERAL

10.1   Investigation

     Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of any other party to this Agreement.

10.2    Notices

     All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a)	If to Resource, at:
c/o Irwin Professional Corporation
Suite 512 – 120 Adelaide Street West
Toronto, Ontario
Canada M5H 1T1
Attention: James Hamilton
Facsimile No.: (416) 284-5302

with a copy to:
Anfield Sujir Kennedy & Durno
1600-609 Granville Street
P.O. Box 10068, Pacific Centre
Vancouver, British Columbia
Canada V7Y 1C3
Attention: Jay Sujir
Facsimile No.: (604) 669-3877
(b)	If to Geovic or Buckovic, at:
743 Horizon Court, Suite 300A
Grand Junction, Colorado
U.S.A.
81506
Attention: William A. Buckovic, President
Facsimile No.: (970) 256-9241
with a copy to:
Blake, Cassels & Graydon LLP
Suite 2600, Three Bentall Centre
595 Burrard Street, P.O. Box 49314
Vancouver, British Columbia
Canada V7X 1L3
Attention: Bob Wooder
Facsimile No.: (604) 631-3309
(c)	If to Finco, at:
P.O. Box 1793 GT
Cayman Corporate Centre
1st Floor, 27 Hospital Road
George Town, Grand Cayman
Attention: Bill Koutsouras
Facsimile No.: (345) 946-7604

with a copy to::
Anfield Sujir Kennedy & Durno
1600 – 609 Granville Street
P.O. Box 10068, Pacific Centre
Vancouver, British Columbia
Canada V7Y 1C3
Attention: Jay Sujir
Facsimile No.: (604) 669-3877

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.

10.3   Assignment

     No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement or the Scheme of Arrangement (whether by operation of law or otherwise).

10.4   Binding Effect

     Subject to Section 10.3, this Agreement and the Scheme of Arrangement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

10.5   Third-Party Beneficiaries

     Except for the agreement set forth in Sections 7.7 or 7.2(d), nothing in this Agreement, express or implied, shall be construed to create any third-party beneficiaries.

10.6    Waiverand Modification

     Any of the parties may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants or agreements herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

10.7    NoPersonal Liability

     No director or officer of Resource, Geovic, Finco or any of their respective Subsidiaries shall have any personal liability whatsoever to any other party under this Agreement, or any other document delivered in connection with the Scheme of Arrangement.

10.8   Further Assurances

     Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

10.9   Expenses

     Subject to Section 9.3, the parties agree that all expenses of the parties relating to this Agreement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors, and printing and mailing costs, shall be paid by Geovic Mining Corp. If the transactions contemplated by this Agreement are not completed, then all expenses of the parties relating to this Agreement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors, and printing and mailing costs, shall be paid by the party incurring such expenses.

10.10   Public Announcements

     The initial press release concerning the Scheme of Arrangement shall be a joint press release and thereafter Resource, Geovic and Finco agree to consult with each other prior to issuing any news releases or public statements with respect to this Agreement or the Scheme of Arrangement, and to use their respective reasonable best efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its reasonable best efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. The parties agree to issue jointly a news release with respect to the Scheme of Arrangement as soon as practicable following the execution of this Agreement.

10.11   Governing Laws; Consent to Jurisdiction

     This Agreement shall be governed by and construed in accordance with the Laws of the Cayman Islands and shall be treated in all respects as a Cayman Islands contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Cayman Islands in respect of all matters arising under or in relation to this Agreement.

10.12   Remedies

     The parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

10.13    Time of Essence

     Time shall be of the essence in this Agreement.

10.14   Entire Agreement

     This Agreement including the disclosure letters, the agreements and other documents referred to herein constitute the entire agreement among the parties hereto and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties hereto with respect to the matters hereof and thereof.

10.15   Severability

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

10.16   Counterparts

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement on September , 2006 effective as of the date first written above.

RESOURCE EQUITY LTD.

By: /s/ James Hamilton
Name: James Hamilton
Title: President

GEOVIC, LTD.
By: /s/ John E. Sherborne
Name: John E. Sherborne
Title: Chairman, Chief Executive Officer

GEOVIC FINANCE CORP.
By: /s/ Gordon Keep
Name: Gordon Keep
Title: Director

/s/ William A. Buckovic
WILLIAM A. BUCKOVIC

60

SCHEDULE A

NKAMOUNA PROJECT CAMEROON
MINE PERMIT BOUNDARY

GEOGRAPHIC REFERENCES
POINTS	EAST	NORTH
1	13°59’43,7’’	3°15’00,3’’
2	13°47’03 ,4’’	3°14’49,6’’
3	13°47’02,5’’	3°29’57,7’’
4	13°58’37,6’’	3°29’56’’
5	14°09’21,3’’	3°22’46,6’’
6	14°13’45,9’’	3°22’46,8’’
7	14°13’57,7’’	2°53’46,1’’
8	14°08’11,9’’	2°53’40’’
9	13°56’54,8’’	2°49’19,6’’
10	13°56’54,5’’	2°42’41,9’’
11	13°51’41,3’	2°42’24,6’’
12	13°51’05,7’’	2°49’21,6’’
13	13°56’55,3’’	2°4922,5’’
14	14°08’12,4’’	2°53’41,9’’
15	14°08’10,1’’	3°01’32,3’’
16	14°05’25’’	3°01’32,3’’
17	14°05’23,3’’	3°19’27,3’’
18	13°59’43,1’’	3°24’33,7’’

SCHEDULE B

FORM OF AFFILIATE’S LETTER

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of [Resource Equity Ltd./Geovic, Ltd./Geovic Finance Corp.] (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I am providing this letter pursuant to the terms of the Arrangement Agreement, dated as of September 20, 2006 (the “Arrangement Agreement”). Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Arrangement Agreement.

     As a result of the Arrangement, I may receive shares of common stock, par value $0.0001 per share, of Resource (the “Resource Shares”). I would receive such Resource Shares in exchange for shares of the Company (the “Company Shares”) (or upon exercise of options for shares) owned by me.

     I represent, warrant and covenant to Resource that in the event I receive any Resource Shares as a result of the Arrangement:

     A.      I shall not make any sale, transfer or other disposition of the Resource Shares in violation of the Act or the Rules and Regulations.

     B.      I have carefully read this letter and the Arrangement Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Resource Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

     C.      I have been advised that the issuance of the Resource Shares to me pursuant to the Arrangement is exempt from registration under the Act pursuant to Section 3(a)(10) thereof. However, I have also been advised that, because at the time the Arrangement is submitted for a vote of the shareholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Resource Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Resource Shares issued to me in the Arrangement unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Resource, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D.      I understand that Resource is under no obligation to register the sale, transfer or other disposition of the Resource Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

     E.      I understand that there will be placed on the certificates for the Resource Shares issued to me, or any substitutions therefor, a legend stating in substance:

     “THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT DATED ________, 2006 BETWEEN THE REGISTERED HOLDER HEREOF AND RESOURCE, A COPY OF WHICH LETTER AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF RESOURCE.”

     F.      I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Resource reserves the right to put the following legend on the certificates issued to my transferee:

     “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

     G. Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours, /s/ William A. Buckovic Name: William A. Buckovic

Agreed and accepted this 26th day
of September, 2006, by

GEOVIC FINANCE CORP.

By: /s/
Name:
Title:

SCHEDULE C

FORM OF SCHEME OF ARRANGEMENT